Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

1295908 b.c. ltd.,

ALGOMA MERGER SUB, INC.,

and

LEGATO MERGER CORP.,

DATED AS OF MAY 24, 2021

i

ii

EXHIBITS

Exhibit A	Form of Restated Articles
Exhibit B	Form of Notice of Alteration

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of May 24, 2021, by and among 1295908 B.C. Ltd., a company organized under the laws of the Province of British Columbia (the “Company”), Algoma Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Legato Merger Corp., a Delaware corporation (“SPAC”). Each of the Company, Merger Sub and SPAC shall individually be referred to herein as a “Party” and, collectively, as the “Parties.” The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto. Defined terms used in this Agreement are listed alphabetically in Section 11.1, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, SPAC is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of the Company, and was formed for the sole purpose of consummating the Transactions.

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement and the Transaction Agreements to which the Company is a party, providing for the Merger and the other Transactions; and (b) approved and recommended, among other things, the approval of, this Agreement, the Transaction Agreements to which the Company is a party and the Transactions by the Company Shareholder.

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub and the Company (as sole stockholder of Merger Sub), and declared it advisable, to enter into this Agreement and the Transaction Agreements to which Merger Sub is a party, providing for the Merger and the other Transactions; and (b) approved and recommended the adoption and approval of this Agreement by the Company (as sole stockholder of Merger Sub).

WHEREAS, the Company, in its capacity as the sole stockholder of Merger Sub, has: (a) determined that it is in the best interests of Merger Sub, and declared it advisable, for Merger Sub to enter into this Agreement and the Transaction Agreements to which Merger Sub is a party, providing for the Merger and the other Transactions; and (b) approved this Agreement, the Transaction Agreements to which Merger Sub is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement (the “Merger Sub Stockholder Approval”).

WHEREAS, the Company Shareholder, in its capacity as the sole stockholder of the Company, has (a) determined that it is in the best interests of the Company, and declared it advisable, for the Company to enter into this Agreement and the Transaction Agreement to which the Company is a party, providing for the Merger and the other Transactions; and (b) approved this Agreement, the Transaction Agreements to which the Company is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement (the “Company Shareholder Approval”).

WHEREAS, the Company Investors with requisite ownership of the Company Parent Shares have approved the Transactions in accordance with Applicable Law and the Company Parent Shareholders Agreement, upon the terms and subject to the conditions of this Agreement (the “Company Investor Approval”).

WHEREAS, the board of directors of SPAC has unanimously: (a) determined that it is advisable, fair to, and in the best interests of SPAC and SPAC’s stockholders (“SPAC Stockholders”) to enter into this Agreement and the Transaction Agreements to which SPAC is a party, providing for the Merger and the other Transactions; and (b) approved and recommended, among other things, the adoption and approval of this Agreement, including authorization of the Merger, by the SPAC Stockholders.

WHEREAS, concurrently with the execution hereof, certain investors (the “PIPE Investors”) have entered into subscription agreements (the “Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase Company Common Shares from the Company or SPAC Shares from SPAC, as specified therein immediately prior to the Effective Time (the “PIPE Investment”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Founders will enter into a transaction support agreement (the “Founder Support Agreement”), pursuant to which, among other things, the Founders will agree to vote in favor of this Agreement and the other Transaction Agreements to which SPAC is or will be a party and the Transactions (including the Merger).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company Shareholder, and the Founders have entered into a lockup agreement (the “Lockup Agreement”), pursuant to which each of the Company Shareholder and the Founders has agreed with the Company to certain restrictions on the transfer of its Company Common Shares.

WHEREAS, pursuant to the Organizational Documents of SPAC, SPAC is required to provide an opportunity for its public shareholders to have their outstanding SPAC Shares redeemed on the terms and subject to the conditions and limitations set forth in this Agreement, SPAC’s Organizational Documents and the Trust Agreement in conjunction with obtaining the SPAC Stockholder Approval.

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, (b) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (c) the Merger will not result in gain being recognized under Section 367(a)(1) of the Code, other than by any SPAC Stockholders who are U.S. persons and who are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulation Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8 (the “Intended Tax Treatment”).

WHEREAS, prior to the Closing, the Company shall amend and restate the articles of the Company in the form attached hereto as Exhibit A (the “Restated Articles”) and alter its notice of articles by filing with the Province of British Columbia Registrar of Companies the Notice of Alteration in the form attached hereto as Exhibit B (the “Notice of Alteration”), in each case, with such changes as mutually agreed to by the parties to this Agreement, provided that SPAC’s consent shall not be unreasonably withheld, delayed or conditioned.

WHEREAS, prior to the Closing, the Company shall adopt, with the consent of SPAC and the Company which consents shall not be unreasonably withheld, conditioned, or delayed, an incentive equity plan on the terms and conditions set forth herein, to be effective upon and following the Closing (the “Incentive Equity Plan”).

WHEREAS, prior to the Effective Time, the Company shall effect the Stock Split in accordance with Section 2.1(a).

WHEREAS, following the Stock Split and at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger (the “Surviving Company”), as a result of which, SPAC will become a direct, wholly-owned subsidiary of the Company.

WHEREAS, as a result of the Merger, (i) each issued and outstanding share of common stock, par value $0.0001 per share, of SPAC (each, a “SPAC Share”) shall no longer be outstanding and shall automatically be converted into and exchanged for one Company Common Share and (ii) each outstanding SPAC Warrant shall be assumed by the Company and, subject to the terms of the Warrant Agreement, thereafter exercisable to purchase one (1) Company Common Share.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
The Closing Transactions

Section 1.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the Merger (the “Closing”), other than the filing of the Certificate of Merger, shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and manner as the Company and SPAC agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.2 Closing Statements.

(a) On the date of the SPAC Stockholders’ Meeting, SPAC shall deliver to the Company written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the redemption or conversion of SPAC Shares prior to the Closing pursuant to the Organizational Documents of SPAC (the “SPAC Stockholder Redemptions”); (ii) SPAC’s good faith estimate of the amount of cash that will be in the Trust Account and the amount of SPAC Transaction Costs and Unpaid SPAC Liabilities as of the Closing; and (iii) the number of SPAC Shares and SPAC Warrants to be outstanding as of immediately prior to the Effective Time and after giving effect to the SPAC Stockholder Redemptions (such written notice of (i), (ii) and (iii), together, the “SPAC Closing Statement”); provided; however, if the Closing does not occur within five (5) Business Days of the SPAC Stockholders’ Meeting, SPAC shall deliver to the Company an updated SPAC Closing Statement.

(b) On the date of the SPAC Stockholders’ Meeting, the Company shall provide to SPAC a written notice setting forth: (i) the Company’s good faith estimate of the amount of the Company Transaction Costs and (ii) the number of Company Common Shares that will be issued and outstanding immediately following the transactions described in Section 2.1 (such written notice, the “Company Closing Statement”).

Section 1.3 Closing Deliverables.

(a) At the Closing, SPAC shall:

(i) make any payments required to be made by SPAC or on SPAC’s behalf in connection with the SPAC Stockholder Redemptions pursuant to Section 6.10;

(ii) pay, or cause to be paid, all SPAC Transaction Costs and Unpaid SPAC Liabilities to the applicable payees, to the extent not paid prior to the Closing;

(iii) deliver to the Company an executed resignation from each director and officer listed on Schedule 1.3(a)(iii) of the SPAC Disclosure Letter; and

(iv)   deliver to the Company the certificate required to be delivered by SPAC pursuant to Section 7.2(d).

(b) At the Closing, the Company shall:

(i) deliver to SPAC a copy of the Restated Articles and a copy of the Notice of Alteration, as filed with the British Columbia Registrar of Companies and the notice of articles issued by the British Columbia Registrar of Companies in connection therewith; and

(ii) deliver to SPAC the certificate required to be delivered by the Company pursuant to Section 7.3(d).

ARTICLE II

Transactions

Section 2.1 Stock Split and LTIP Awards. The following transactions will occur on the Closing Date prior to the Effective Time in the following order:

(a) The Company shall take all actions necessary to effectuate, at that time, a stock split such that each Company Common Share (and for the avoidance of doubt, any option, warrant, right or other security convertible into or exchangeable or exercisable therefor) that is issued and outstanding immediately prior to the Effective Time shall be converted (or made exchangeable or exercisable) into a number of Company Common Shares determined by multiplying each such Company Common Share by the Conversion Factor (the “Stock Split”).

(b) (i) Each LTIP Award that has vested in accordance with the LTIP and that is held by an Eligible Management Shareholder shall be exchanged for a right to acquire a number of Company Common Shares equal to the Conversion Factor (such number of Company Common Shares, the “LTIP Shares”) for an amount per LTIP Share equal to $0.01 divided by the Conversion Factor, the terms and conditions of exercise of which rights (and disposition of Company Common Shares acquired upon exercise thereof) shall be set out in and governed by an agreement between the Company and the Eligible Management Shareholders, and (ii) immediately thereafter, all LTIP Awards and the LTIP shall be cancelled for no consideration.

(c) The Company shall grant or issue to the Company Shareholder, in respect of each outstanding Company Common Share held thereby, and each Management Shareholder, in respect of each LTIP Share underlying the right to be received by such Management Shareholder pursuant to Section 2.1(b)(i), (i) one (1) First Earnout Right, (ii) immediately following the grant of the First Earnout Rights, one (1) Second Earnout Right, (iii) immediately following the grant of the Second Earnout Rights, one (1) Third Earnout Right and (iv) immediately following the grant of the Third Earnout Rights, one (1) Fourth Earnout Right, with the total number of each of the First Earnout Rights, Second Earnout Rights, Third Earnout Rights and Fourth Earnout Rights issued pursuant to this Section 2.1(c) equal to 75,000,000.

(d) No fraction of a Company Common Share will be issued (or, in the case of the rights granted pursuant to Section 2.1(b), issuable) by virtue of the transactions described in Section 2.1(a), (b) or (c), and to the extent the Company Shareholder or a Management Shareholder would otherwise be so entitled to a fraction of a Company Common Share (after aggregating all fractional Company Common Shares that otherwise would be received by the Company Shareholder or such Management Shareholder, as applicable), the Company Shareholder or such Management Shareholder, as applicable, shall instead be entitled to receive such number of Company Common Shares to which the Company Shareholder or such Management Shareholder, as applicable, would otherwise be entitled, rounded up or down to the nearest whole Company Common Share in the case of Section 2.1(a) or (c) and down in the case of Section 2.1(b).

Section 2.2 Earnout Rights. (a) Earnout Statement for First Earnout Event. As soon as practicable after the Company’s completion of the consolidated financial statements for the Group Companies for the three-month period ending December 31, 2021, the Chief Financial Officer of the Company shall deliver to the board of directors of the Company an earnout statement, with detailed calculations, setting forth Adjusted EBITDA and the number of Company Common Shares, if any, to be issued pursuant to the First Earnout Event (the “Earnout Statement”). The board of directors of the Company shall review the Earnout Statement and make any adjustments they determine appropriate, after which the board of directors of the Company shall vote on a resolution to approve the Earnout Statement and, if such resolution is approved by a majority of the board of directors of the Company and a majority of disinterested directors, the Earnout Statement as approved shall be final and binding (the “Final Earnout Statement”).

(b) Issuance of Earnout Shares.

(i) First Earnout Event. Within five (5) Business Days following the date on which the Final Earnout Statement is approved pursuant to Section 2.2(b) (the “First Earnout Event”), (x) the Company shall publicly report the occurrence of the First Earnout Event and the Adjusted EBITDA set forth in the Final Earnout Statement and (y) the First Earnout Rights shall be automatically converted into, and the Company shall issue to the holders of the First Earnout Rights, pro rata based on the percentage of First Earnout Rights held, that number of Company Common Shares set forth below:

(1) if Adjusted EBITDA, as set forth on the Final Earnout Statement, is less than $674,000,000, no Company Common Shares will be issued pursuant to the First Earnout Event;

(2) if Adjusted EBITDA, as set forth on the Final Earnout Statement, is equal to or greater than $674,000,000, an aggregate of 15,000,000 Company Common Shares (the “First EBITDA Earnout Issuance”); plus

(3) if Adjusted EBITDA, as set forth on the Final Earnout Statement, is more than $674,000,000, (x) a percentage (not to exceed 100.0%) of 7,500,000 Company Common Shares based on linear interpolation between $674,000,000 (i.e. 0.0%) and $750,000,000 (i.e. 100.0%); solely for illustrative purposes, if (1) Adjusted EBITDA, as set forth on the Final Earnout Statement, is $712,000,000, the number of Company Common Shares issuable pursuant to this clause (x) shall be 3,7500,000 (i.e. 50.0% of 7,500,000) and (2) Adjusted EBITDA, as set forth on the Final Earnout Statement, exceeds $750,000,000, the number of Company Common Shares issuable pursuant to this clause (x) shall be 7,500,000 (i.e. 100.0% of 7,500,000); minus (y) the number of Company Common Shares, if any, previously issued in connection with the Second Earnout Event (the “Second EBITDA Earnout Issuance”); plus

(4) if Adjusted EBITDA, as set forth on the Final Earnout Statement, is more than $750,000,000, (x) a percentage (not to exceed 100.0%) of 7,500,000 Company Common Shares based on linear interpolation between $750,000,000 (i.e. 0.0%) and $825,000,000 (i.e. 100.0%), minus (y) the number of Company Common Shares, if any, previously issued in connection with the Third Earnout Event (the “Third EBITDA Earnout Issuance”); plus

(5) if Adjusted EBITDA, as set forth on the Final Earnout Statement, is more than $825,000,000, (x) a percentage (not to exceed 100.0%) of 7,500,000 Company Common Shares based on linear interpolation between $825,000,000 (i.e. 0.0%) and $900,000,000 (i.e. 100.0%), minus (y) the number of Company Common Shares, if any, previously issued in connection with the Fourth Earnout Event (the “Fourth EBITDA Earnout Issuance”).

(ii) Second Earnout Event. If the First Price Target is met (the “Second Earnout Event”), within five (5) Business Days thereof the Second Earnout Rights shall be automatically converted into, and the Company shall issue or cause to be issued to the holders of the Second Earnout Rights, pro rata based on the percentage of Second Earnout Rights held, (x) 7,500,000 Company Common Shares, minus (y) the number of Company Common Shares, if any, previously issued in connection with the Second EBITDA Earnout Issuance.

(iii) Third Earnout Event. If the Second Price Target is met (the “Third Earnout Event”), within five (5) Business Days thereof the Third Earnout Rights shall be automatically converted into, and the Company shall issue or cause to be issued to the holders of the Third Earnout Rights, pro rata based on the percentage of Third Earnout Rights held, (x) 7,500,000 Company Common Shares, minus (y) the number of Company Common Shares, if any, previously issued in connection with the Third EBITDA Earnout Issuance.

(iv)   Fourth Earnout Event. If the Third Price Target is met (the “Fourth Earnout Event”), within five (5) Business Days thereof the Third Earnout Rights shall be automatically converted into, and the Company shall issue or cause to be issued to the holders of the Third Earnout Rights, pro rata based on the percentage of Third Earnout Rights held, (x) 7,500,000 Company Common Shares, minus (y) the number of Company Common Shares, if any, previously issued in connection with the Fourth EBITDA Earnout Issuance.

(v) Any Company Common Shares issued pursuant to this Section 2.2(b) (such issued Company Common Shares, collectively, the “Earnout Shares”) shall be in full settlement of the applicable Earnout Rights. For the avoidance of doubt, (1) Earnout Shares are issuable in connection with each Earnout Event; provided, however, the maximum number of Earnout Shares issuable in connection with (i) the Second EBITDA Earnout Issuance and the Second Earnout Event, together, shall be 7,500,000, (ii) the Third EBITDA Earnout Issuance and the Third Earnout Event, together, shall be 7,500,000 and (iii) the Fourth EBITDA Earnout Issuance and the Fourth Earnout Event, together, shall be 7,500,000 and (2) if the calculations set forth above with respect to an EBITDA Earnout Issuance or Earnout Event would result in a negative number of Company Common Shares being issued, no Company Common Shares will be issued.

(c) Acceleration Event. If, between the Closing and the five year anniversary of the Closing, there is a Change of Control that will result in the holders of Company Common Shares receiving consideration implying a value per share equal to or in excess of the VWAP required in connection with the Second Earnout Event, Third Earnout Event or Fourth Earnout Event (as adjusted to reflect any stock dividend, share capitalization, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the Company Common Shares following the Effective Time), then immediately prior to the consummation of such Change of Control: (i) such Earnout Event that has not previously occurred shall be deemed to have occurred; and (ii) the Second Earnout Rights, the Third Earnout Rights or the Fourth Earnout Rights, as applicable, shall automatically be exercised for and converted into, and the Company shall issue to the holders of the applicable Earnout Rights, the applicable Earnout Shares immediately prior to the closing of such transaction in full settlement of such rights. For the avoidance of doubt, in the event that a Change of Control does not result in the holders of Company Common Shares receiving consideration implying a value per share equal to or in excess of the VWAP required in connection with the Second Earnout Event, Third Earnout Event or Fourth Earnout Event (as adjusted to reflect any stock dividend, share capitalization, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the Company Common Shares following the Effective Time), then the Second Earnout Rights, Third Earnout Rights, and/or Fourth Earnout Rights will automatically terminate for no consideration immediately prior to the closing of such transaction.

(d) Termination. Each Earnout Right will automatically terminate at such time as it is no longer possible pursuant to the terms of this Agreement for Company Common Shares to be issued to the holders of such Earnout Right, which in no event will be later than five (5) years and six (6) Business Days after the Closing Date. For the avoidance of doubt, termination of any Earnout Rights in accordance with this Section 2.2(d) shall have no effect on any Earnout Shares issued or issuable prior to such termination.

(e) Contractual Right. Each Earnout Right (i) is solely a contractual right, (ii) will not initially be evidenced by any certificate or other instrument and (iii) does not give the holder thereof any voting rights or the right to receive interest payments.

(f)   Register; Transfer. The Company shall maintain a register of Earnout Rights, with the name, address and email address of each holder thereof as well as any other information regarding the holder thereof that the Company reasonably requests (the “Rights Register”). Subject to Applicable Law, including the Securities Act and Canadian Securities Laws, each holder of Earnout Rights may sell, assign, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) such Earnout Rights, in whole or in part; provided, however, at least ten (10) Business Days prior to any proposed Transfer of Earnout Rights, the holder of such Earnout Rights shall notify the Company in writing of the proposed Transfer, including the name, address and email address of the proposed transferee as well as any other information regarding the proposed transferee that the Company reasonably requests, and provide such certifications and/or legal opinions with respect to the proposed Transfer as the Company may reasonably request. Unless the Company reasonably determines, with the advice of counsel, that a proposed Transfer would violate Applicable Law, it shall register the Transfer in the Rights Register.

(g) Company Conduct. The Company shall be free to conduct its business and the business of the Company Group in the manner it determines to be reasonably prudent and in the best interest of the Company but shall not take any action or omit to take any action that is intended or designed to delay, impede or prevent the occurrence of an Earnout Event, the automatic exercise and conversion of Earnout Rights or the issuance of Earnout Shares in respect thereof.

(h) Adjustment to Earnout Shares. The Earnout Shares shall be adjusted to reflect any stock dividend, share capitalization, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the Company Common Shares following the Effective Time.

(i) Third-Party Beneficiaries. The provisions of this Section 2.2 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the holders of Earnout Rights, and their respective successors, assigns and transferees, each of whom is an intended third-party beneficiary of this Section 2.2.

Section 2.3 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the Merger to be effected by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and reasonably agreed by the Parties. For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as Merger Sub and SPAC may agree and specify in the Certificate of Merger pursuant to the DGCL.

Section 2.4 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement in accordance with the applicable provisions of the DGCL, Merger Sub shall, automatically and without any action on the part of any Party, be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company after the Effective Time and as a direct, wholly-owned subsidiary of the Company.

Section 2.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.

Section 2.6 Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company (the “Surviving Company Charter”), except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until, thereafter changed or amended as provided therein (except that no such change or amendment shall have the effect of affecting the Company’s obligations pursuant to Section 6.11(a)) or by Applicable Law.

Section 2.7 Directors and Officers of the Surviving Company.

(a) Immediately after the Effective Time, the board of directors of the Surviving Company shall be the board of directors of Merger Sub immediately prior to the Effective Time, until any such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(b) Immediately after the Effective Time, the officers of the Surviving Company shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Company.

Section 2.8 Effect of the Merger on Securities of SPAC and Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any other Person, the following shall occur:

(a) SPAC Units. To the extent any SPAC Units remain outstanding and unseparated, immediately prior to the Effective Time, the SPAC Shares and the SPAC Warrants comprising each such issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder of each SPAC Unit shall be deemed to hold one (1) SPAC Share and one (1) SPAC Warrant. The SPAC Shares and SPAC Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.8.

(b) SPAC Shares. At the Effective Time, each issued and outstanding SPAC Share (other than any Excluded Shares and after giving effect to the SPAC Stockholder Redemption) shall be automatically converted into and exchanged for the right to receive from the Exchange Agent, for each SPAC Share, one (1) Company Common Share after giving effect to the Stock Split (the “Merger Consideration”), following which, each SPAC Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger and each former holder of SPAC Shares shall thereafter cease to have any rights with respect to the SPAC Shares, except as provided herein or by Applicable Law. The Company shall use reasonable best efforts to cause the Company Common Shares issued pursuant to this Section 2.8(b) to be issued in book-entry form as of the Effective Time. In respect of the issuance of Company Common Shares pursuant to this Section 2.8(b), an amount shall be added to the capital of the Company Common Shares equal to the lesser of (i) the aggregate fair market value of such Company Common Shares at the Effective Time and (ii) an amount (but no less than zero) equal to (A) the amount by which the aggregate fair market value of the assets of the Surviving Company at the Effective Time (excluding any proceeds attributable to PIPE Shares issued by SPAC to PIPE Investors which are exchanged for Company Common Shares pursuant to the applicable Subscription Agreements) exceeds the aggregate amount of the liabilities of the Surviving Company at the Effective Time minus (B) the amount by which the aggregate fair market value of the assets of Merger Sub immediately prior to the Effective Time exceeds the aggregate amount of the liabilities of Merger Sub immediately prior to the Effective Time.

(c) SPAC Warrants. Pursuant to the terms of the Warrant Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically and irrevocably be converted into one (1) Company Warrant exercisable, in accordance with the terms of the Warrant Agreement, for one (1) Company Common Share.

(d) Merger Sub Shares. At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one share of common stock, par value $0.0001 per share, of the Surviving Company. The shares of common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(e) Surviving Company Issuance. In consideration for the issuance by the Company of the Merger Consideration, the Surviving Company shall, at the Effective Time, issue to the Company such number of shares of common stock, par value $0.0001 per share, of the Surviving Company, having an aggregate fair market value (which shall not be less than zero) at that time equal to (i) the amount by which the aggregate fair market value of the assets of the Surviving Company at that time (excluding any proceeds attributable to PIPE Shares issued by SPAC to PIPE Investor which are exchanged for Company Common Shares pursuant to the applicable Subscription Agreements) exceeds the aggregate amount of the liabilities of the Surviving Company at that time minus (ii) the amount by which the aggregate fair market value of the assets of Merger Sub immediately prior to that time exceeds the aggregate amount of the liabilities of Merger Sub immediately prior to that time.

(f)   No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Entity shall become, to the extent permitted by Applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(g) Excluded Shares. Each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the Effective Time (each, an “Excluded Share”), other than an Excluded Share that is a PIPE Share held by the Company, shall be cancelled and shall cease to exist, and no consideration shall be paid or payable with respect thereto. Each Excluded Share that is a PIPE Share held by the Company shall, at the Effective Time, automatically convert into and be exchanged for such number of shares of common stock, par value $0.0001 per share, of the Surviving Company, having an aggregate fair market value (which shall not be less than zero) equal to the proceeds attributable to the issuance of such PIPE Shares.

(h) Adjustment to Merger Consideration. The Conversion Factor shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or stock distribution (including any dividend or distribution of securities convertible into SPAC Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares occurring on or after the date hereof and prior to the Closing.

Section 2.9 Delivery of Merger Consideration.

(a) Prior to the Effective Time, the Company shall appoint a Person authorized to act as exchange agent in connection with the transactions contemplated by Sections 2.8(a) through (c), which Person shall be reasonably acceptable to SPAC, with Continental being stipulated to be reasonably acceptable to SPAC (the “Exchange Agent”), and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement (including Section 2.10), each SPAC Share on the register of members of SPAC and the SPAC Shares issuable immediately prior to the Effective Time.

(b) All Company Common Shares delivered upon the exchange of SPAC Shares in accordance with the terms of this ARTICLE II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Shares and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Shares that were issued and outstanding immediately prior to the Effective Time.

Section 2.10 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub, the Company, the Surviving Company, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to deduct and withhold from any consideration or other amount payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under Applicable Law. If any such withholding is so required in connection with any such payments (other than compensatory payments to employees of the Group Companies), the Party required to so withhold shall use commercially reasonable efforts to provide written notice to the Party in respect of whom such withholding is required to be paid of the amounts to be deducted and withheld no later than five (5) days prior to such payment. To the extent that amounts are so withheld, such amounts shall be (a) duly and timely paid over to the appropriate Governmental Entity, and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon the written request of any Person with respect to which amounts were deducted or withheld, the payor shall provide such Person with a copy of documentary evidence of remittance of such amounts upon request from such Person. The Parties shall cooperate in good faith with any request to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms, declarations or other documents to reduce or eliminate any such deduction or withholding).

Section 2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.12 Tax Treatment of the Merger. The Parties hereto intend that the Merger qualifies for the Intended Tax Treatment. To the extent applicable, the Parties intend to prepare and file all U.S. income Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. law) or a change in Applicable Law; provided, however, nothing in this Section 2.12 shall prevent any Party or any of their respective Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the Intended Tax Treatment. Each Party agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.

ARTICLE III
Representations and Warranties Regarding the Company And Merger Sub

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company and Merger Sub to SPAC in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company and Merger Sub hereby represent and warrant to SPAC as follows:

Section 3.1 Organization and Qualification. The Company is a corporation duly organized and validly existing under the Business Corporations Act (British Columbia) (the “BCBCA”) and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company is duly licensed or qualified to do business in each jurisdiction in which such properties and assets are owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary. The Company is not in violation of any of the provisions of the Company’s articles or bylaws. Complete and correct copies of the Company’s Organizational Documents, as amended and in full force and effect as of the date of this Agreement, have been made available to SPAC or its representatives.

Section 3.2 Company Subsidiaries.

(a) The Company’s Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 3.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Applicable Law of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Subsidiary is in violation of any of the provisions of such Company Subsidiary’s articles or bylaws. Complete and correct copies of the Organizational Documents of each Company Subsidiary have been made available to SPAC or its representatives.

(b) Each Company Subsidiary is duly licensed or qualified to do business in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or assets or the character of its business activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.3 Capitalization.

(a) As of the execution of this Agreement, the authorized share capital of the Company consists of an unlimited number of Company Common Shares, of which 100,000,001 Company Common Shares were issued and outstanding and an unlimited number of Company Preferred Shares, of which 0 Company Preferred Shares were issued and outstanding. All of the issued and outstanding Company Common Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. Each Company Common Share has been issued in compliance in all material respects with: (x) Applicable Law; and (y) the Company’s Organizational Documents (as in effect at the time of such issuance). Schedule 3.3(a) of the Company Disclosure Letter contains a true and correct list of all Company Common Shares owned by the Company Shareholder as of the execution of this Agreement.

(b) The authorized share capital of Merger Sub is 1,000 Merger Sub Shares. As of the execution of this Agreement, only one Merger Sub Share is issued and outstanding. The sole outstanding Merger Sub Share has been duly authorized, validly issued, fully paid and is non-assessable and is not subject to preemptive rights, and is held by the Company, free and clear of all Liens (other than any restrictions on sales of securities under Applicable Law).

(c) Except as otherwise set forth in this Section 3.3 or in Schedule 3.3(c) of the Company Disclosure Letter, there are no outstanding stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Common Shares or Company Preferred Shares, or other subscriptions, commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of Company Common Shares or Company Preferred Shares, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its share capital. Except for the Company’s Organizational Documents and this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to Company Common Shares.

(d) The outstanding shares of capital stock (or other equity interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and non-assessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. The Company owns beneficially, directly or indirectly, all the issued and outstanding equity interests of such Company Subsidiaries free and clear of any Liens other than (i) as may be set forth on Schedule 3.3(d) of the Company Disclosure Letter; (ii) for any restrictions on sales of securities under applicable securities laws; and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Except for the equity interests of the Company Subsidiaries set forth on Schedule 3.3(d) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(e) Except as provided for in this Agreement and the other Transaction Agreements and except as set forth in Schedule 3.3(e) of the Company Disclosure Letter, as a result of the consummation of the Transactions, no share capital, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f)   Except as set forth in the Financial Statements, neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes, or other debt securities the holders of which have the right to vote with the Company Stockholders on any matter.

Section 3.4 Due Authorization. Each of the Company and Merger Sub has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s and Merger Sub’s respective obligations hereunder and thereunder and to consummate the transactions contemplated by the Transaction Agreements to which they are a party (including the Merger), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 3.5. The execution and delivery by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of the Company and Merger Sub of the Transactions have been duly and validly authorized by all requisite action, including approval by the respective board of directors of the Company and Merger Sub, the Merger Sub Stockholder Approval, the Company Investor Approval and the Company Shareholder Approval, as required by Applicable Law, and, other than the consents, approvals, authorizations and other requirements described in Section 3.5, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by each of the Company and Merger Sub and (assuming this Agreement constitutes a legal, valid and binding obligation of SPAC) constitute the legal, valid and binding obligation of the Company and Merger Sub (as applicable), enforceable against the Company and Merger Sub (as applicable) in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 3.5 No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the transactions contemplated hereby) and the other Transaction Agreements to which each of the Company and Merger Sub is a party, by the Company and Merger Sub do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Law to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Organizational Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals, except to the extent that the occurrence of any of the foregoing items would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth of the representations and warranties of SPAC contained in this Agreement, the execution and delivery by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the Transactions (including the Merger) by the Company and Merger Sub, do not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, notice, approval or authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, Canadian Securities Laws, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which any of the Group Companies is qualified to do business; (iii) the filing of the Certificate of Merger in accordance with the DGCL; and (iv) the filing of the Notice of Alteration in accordance with the BCBCA.

Section 3.6 Legal Compliance; Approvals.

(a) Each of the Group Companies has, since November 30, 2018, complied in all respects with, and is not in violation of, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance or violation that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and no written, or to the Knowledge of the Company, oral notice of material non-compliance with any Applicable Law has been received since November 30, 2018 by any of the Group Companies.

(b) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is in compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in compliance therewith would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing, to suspend, revoke, withdraw, modify or limit any such Approval, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.7 Financial Statements.

(a) Set forth on Schedule 3.7(a) of the Company Disclosure Letter are: (i) the audited consolidated financial statements of Algoma Steel Inc., consisting of the consolidated statements of financial position as at March 31, 2020 and 2019, and the consolidated statements of net income (loss), comprehensive loss, changes in shareholder’s equity and cash flows for the years then ended, and the notes to the consolidated financial statements (the “Audited Financial Statements”); (ii) the condensed interim consolidated financial statements of Algoma Steel Inc., consisting of the consolidated statements of financial position as at December 31, 2020 and March 31, 2020, and the consolidated statements of net income (loss), comprehensive loss, changes in shareholder’s equity and cash flows for the three and nine months ended December 31, 2020 and 2019, and notes to the consolidated financial statements (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.7(a) of the Company Disclosure Letter, the Financial Statements present fairly, in all material respects, the consolidated financial position and the consolidated financial performance of Algoma Steel Inc. as of the dates and for the periods indicated in such Financial Statements, and have been prepared in all material respects, in conformity with IFRS (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and, in the case of the Interim Financial Statements, for normal year-end adjustments, the effect of which will not, individually or in the aggregate, be material).

(b) Algoma Steel Inc. has established and maintained a system of internal control over financial reporting that are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of Algoma Steel Inc. and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management of Algoma Steel Inc. and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets. Neither the Company, any Subsidiary, nor, to the Knowledge of the Company, an independent auditor of Algoma Steel Inc. has identified or been made aware of any significant deficiency or material weakness in the internal control over financial reporting utilized by Algoma Steel Inc.

Section 3.8 No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of Algoma Steel Inc. of a type required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since December 31, 2020 in the ordinary course of business of Algoma Steel Inc.; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not, individually or in the aggregate, reasonably be expected to be material to Algoma Steel Inc.

Section 3.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, between March 31, 2020 and the execution of this Agreement, (a) each of the Group Companies has conducted its business in the ordinary course, except as required by Applicable Law (including COVID-19 Measures) or as reasonably necessary or prudent in light of COVID-19 and (b) there has not been any change, event, state of facts, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Litigation. As of the execution of this Agreement, except as disclosed in Schedule 3.10 of the Company Disclosure Letter and as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are: (a) no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any of the Group Companies or any of their properties or assets, or any of the directors or officers of any of the foregoing in their capacity as such; (b) to the Knowledge of the Company, no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding, (c) no pending or, to the Knowledge of the Company, threatened in writing to any of the Group Companies, audits, examinations or investigations by any Governmental Entity against any of the Group Companies; and (d) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party.

Section 3.11 Collective Bargaining Agreements.

(a) Except as set forth on Schedule 3.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any Collective Bargaining Agreements, certifications, interim certifications, or voluntary recognition agreements with any union, council of trade unions, employee bargaining agency, work council, or any other labor representative of any employees of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any provision under any Collective Bargaining Agreement, except such violations as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth on Schedule 3.11(b) of the Company Disclosure Letter, there are no actual, or to the Knowledge of the Company, pending organizing activities of any union, council of trade unions, employee bargaining agency, work council, or any other labor representative to establish bargaining rights with respect to any employees of the Company or its Subsidiaries.

Section 3.12 Company Benefit Plans.

(a) Schedule 3.12(a) of the Company Disclosure Letter sets forth a true and correct list of all Company Benefit Plans. True and correct copies of the following, as applicable, have been made available to SPAC: (i) the texts of the Company Benefit Plans and all amendments thereto; (ii) copies of all material correspondence since November 30, 2018 with any Governmental Entity relating to a Company Benefit Plan; (iii) the summary plan description or employee booklet for each Company Benefit Plan; (iv) all trust agreements, funding agreements, participation agreements or insurance contracts relating to a Company Benefit Plan; (v) the most recent actuarial report, if any; (vi) the most recent financial report, if any; and (vii) the most recent determination letter from the IRS or evidence of registration under the Tax Act, if any.

(b) All Company Benefit Plans are and have been established, registered (where required), administered and invested (where applicable) in all material respects: (A) in accordance with all Applicable Law; and (B) in accordance with their terms and (C) in accordance with any applicable Collective Bargaining Agreement. No fact or circumstance exists which could adversely affect the tax-preferred or tax-exempt status of any Company Benefit Plan or any related trust entitled to such status.

(c) All current obligations of the Company or any of its Subsidiaries regarding the Company Benefit Plans have been satisfied in all material respects. All material contributions, premiums, payments or Taxes required to be made or paid by the Company or any of its Subsidiaries, as the case may be, under the terms of each Company Benefit Plan, any applicable Collective Bargaining Agreement, or by Applicable Law in respect of Company Benefit Plans have been made and/or accrued in a timely fashion in accordance therewith and with IFRS. Except as set forth on Section 3.12(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligations in respect of any defined benefit pension plans or Multiemployer Plans.

(d) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(e) Except as set forth on Schedule 3.12(e) of the Company Disclosure Letter, no notice of under-funding, non-compliance, or failure to be in good standing has been received by the Company or any of its Subsidiaries from any Governmental Entity in respect of any Company Benefit Plan, and there is no actual, threatened, pending or, to the Knowledge of the Company, anticipated action relating to a Company Benefit Plan.

(f)   Except as set forth on Schedule 3.12(f) of the Company Disclosure Letter, no Company Benefit Plan provides post-retirement or post-employment health or other welfare benefits to or in respect of either the former employees or beneficiaries of the former employees of the Company or any of its Subsidiaries, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

(h) Except as set forth on Schedule 3.12(h) of the Company Disclosure Letter, the Company maintains no obligations to gross-up, make-whole or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

Section 3.13 Labor Relations.

(a) Since November 30, 2018, (i) there have been no strikes, work stoppages, slowdowns, or lockouts pending, or, to the Knowledge of the Company, threatened in writing against or involving the Company or any Subsidiary except for those which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (ii) there have been no arbitrations or grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Company, threatened in writing against or involving the Company or any Subsidiary involving any employee of the Company or such Subsidiary, except for those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened in writing before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company is, and since November 30, 2018 has been, in material compliance with all Applicable Law relating to the employment of labor, including as relating to hiring, termination of employment, wages (including minimum wage and overtime), fringe benefits, social benefits, hours and days of work (including, for the avoidance of doubt, working during rest days and holidays), reasonable accommodation, enforcement of labor laws, child labor, discrimination, harassment, sexual harassment, civil rights, immigration, withholdings and deductions and payments, classification and payment of employees, independent contractors, and consultants, employment equity, collective bargaining, employment practice, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) Since November 30, 2018, to the Knowledge of the Company, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled, in each case in writing, relating to any current or former appointed officer or director of any Group Company involving or relating to his or her services provided to any Group Company. The policies and practices of the Group Companies comply with all Applicable Law concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Since November 30, 2018, neither the Company nor any Company Subsidiaries has entered into any material settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former appointed officer or director.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement and the other Transaction Agreements to which the Company is a party and the performance of the Company hereunder and thereunder do not require the Company to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

(f)   All contributions and premiums required to be paid to all statutory plans and all necessary statutory withholdings to which the Company and its Subsidiaries are required to comply with, including the Canada Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation or workplace safety and insurance and employment insurance laws, have been paid by Company and its Subsidiaries, as applicable, in accordance with Applicable Law, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Real Property.

(a) Schedule 3.14(a) of the Company Disclosure Letters sets forth a true, correct and complete list of all real property owned by any of the Group Companies (the “Owned Real Property”). Except as, individually or in the aggregate, would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, (i) a Group Company has good and marketable fee simple title to the Owned Real Property free and clear of all Liens, except for Permitted Liens, and (ii) no Group Company owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to buy, acquire, sell, dispose of or lease any Owned Real Property or any material portion thereof or interest therein.

(b) Schedule 3.14(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all material real property leased, subleased or otherwise occupied by the Group Companies (the “Leased Real Property”). The Company or one of the Company Subsidiaries has a valid, binding and enforceable leasehold estate in all Leased Real Property. Each of the leases, subleases, occupancy agreements and documents related to any Leased Real Property, including all amendments and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”) are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of a Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in material breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Real Property Leases, and no party to any Company Real Property Lease has given any written or, to the Knowledge of the Company, oral, claim or notice of any such material breach, default or event, which individually or in the aggregate, would reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.15 Taxes. Except as set forth on Schedule 3.15 of the Company Disclosure Letter or, as individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by the Group Companies have been filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file).

(b) The Group Companies have paid all amounts of their Taxes which are due and payable (regardless of whether shown on a Tax Return). The unpaid liability for Taxes of the Group Companies did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes) accrued on the Financial Statements, and since such date no Group Company has incurred any liability for Taxes outside the ordinary course of business.

(c) The Group Companies have complied in all respects with all Applicable Law relating to the withholding and remittance of all amounts of Taxes and all Taxes required by Applicable Law to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.

(d) The Group Companies have duly and timely collected, any sales or transfer Taxes, including GST/HST and PST, required by Applicable Law to be collected by them, and duly and timely remitted, in all respects, to the appropriate Governmental Entity any such amounts required by Applicable Law to be remitted by them.

(e) No deficiency for any amount of Taxes has been asserted or assessed in writing by any Governmental Entity against any Group Company, which deficiency has not been paid or resolved. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any Tax assessment or deficiency of any Group Company. No Group Company is currently contesting any Tax liability before any Governmental Entity. To the Knowledge of the Company, no audit or other proceeding by any Governmental Entity is currently in progress, pending or threatened in writing against any Group Company with respect to any Taxes due from such entities.

(f)   There are no Liens (other than Permitted Liens) for amounts of Taxes upon any of the assets of the Group Companies.

(g) There are no Tax indemnification agreements or Tax Sharing Agreements under which any Group Company could be liable after the Closing Date for any Tax liability of any Person other than one or more of the Group Companies, except for customary agreements or arrangements entered into in the ordinary course of business with customers, vendors, lessors, lenders and the like, in each case, that do not relate primarily to Taxes.

(h) Since November 30, 2018, no Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code.

(i) No Group Company has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) No Group Company has (i) any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor; and (ii) in the last two (2) years has not been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes

(k) Since November 30, 2018, no claim has been made in writing by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(l) Each Group Company is a Tax resident only in its jurisdiction of formation.

(m)   No Group Company has (or has ever had) a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances with respect to the Company or any of its Subsidiaries, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(o) No amount in respect of any outlay or expense that is deductible for the purposes of computing the income of the Company or any of its Subsidiaries for Tax purposes has been owing by the Company or any of its Subsidiaries, as the case may be, for longer than two (2) years to a Person not dealing at arm’s length (for the purposes of the Tax Act) with the Company of any of its Subsidiaries at the time the outlay or expenses was incurred.

(p) For purposes of the Tax Act, neither the Company nor any of its Subsidiaries has acquired material property from or disposed of material property to another Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property acquired.

(q) The Company and each of its Subsidiaries that carries on business in Canada is duly registered under subdivision (d) of Division V of IX of the Excise Tax Act (Canada) for purposes of goods and services tax and harmonized sales tax (“GST/HST”) and under any similar provincial or territorial sales or transfer Tax statutes (“PST”) in respect of all provincial sales or Transfer Taxes which it is or has been required to collect, all input tax credits claimed by the Company and each such Subsidiary for GST/HST and PST purposes were calculated in accordance with applicable Laws in all material respects, and the Company and each such Subsidiary has in all material respects complied with all registration, reporting, payment, collection and remittance requirements in respect of GST/HST and PST.

(r)   None of sections 17, 79, 79.1, 80 to 80.04, inclusive, of the Tax Act (or any similar provision under any applicable Law) have applied or will apply to the Company or any of its Subsidiaries at any time up to and including the Closing Date.

(s)   Neither the Company nor any of its Subsidiaries have made (i) a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in its “capital dividend account” at the time of such election, or (ii) an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividends, paid or deemed by a provision of the Tax Act to have been paid, on any class of shares of its capital.

Notwithstanding anything to the contrary contained in this Agreement, (a) no representation or warranty is being made as to the use or availability of any Tax attribute or credit of any Group Company in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date and (b) nothing in this Agreement (including this Section 3.15) shall be construed as providing a representation or warranty relating or attributable to a taxable period (or portion thereof) beginning on or after the Closing Date (except as specifically contemplated by Section 3.15(g)).

Section 3.16 Environmental Matters.

(a) Each of the Group Companies is, and since November 30, 2018 has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies taken as a whole.

(b) The Group Companies have obtained, hold, are, and since November 30, 2018 have been, in compliance with all permits required under applicable Environmental Laws to permit the Group Companies to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Group Companies as currently conducted, except where the absence of, or failure to be in material compliance with, any such permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) There are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Group Companies nor, to the Knowledge of the Company, any other Person has disposed of or released any Hazardous Material at, on or under any facility currently or formerly leased or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a Company Material Adverse Effect.

(e) None of the Group Companies has agreed to indemnify any Person or assumed by Contract the liability of any third party arising under Environmental Law.

(f)   The Group Companies have made available to SPAC copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies produced since November 30, 2018 and in the possession of, or conducted by, the Group Companies with respect to compliance or liabilities under Environmental Laws.

Section 3.17 Intellectual Property.

(a) Schedule 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) all Owned Intellectual Property that is the subject of an application, filing, issuance, registration or other document filed with or issued or recorded by any Governmental Entity, quasi-governmental authority or domain name registrar (collectively, the “Registered Intellectual Property”) including the applicable jurisdiction, title, application, registration or serial number, date, validity, term/expiration date and record owner and, if different, the legal owner and beneficial owner; and (ii) all material unregistered Trademarks that constitute Owned Intellectual Property. To the Knowledge of the Company, all Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) is valid, subsisting and enforceable and has been maintained effective, subject to any expiration of term under Applicable Law, by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.

(b) The Company or one of its Subsidiaries (other than Merger Sub) is the sole and exclusive owner of, and possesses, all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), and has the right to use pursuant to a valid written license, sublicense, or other written Contract or other lawful right, all other material Licensed Intellectual Property and material Company IT Systems.

(c) As of the date of this Agreement and since November 30, 2018, no Group Company has received written notice of any Legal Proceeding pending against the Group Companies, nor to the Knowledge of the Company, has any such Legal Proceeding been threatened in writing (including unsolicited offers to license Patents) against the Company or any of the Group Companies either (A) alleging any Group Company’s infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, registrability, patentability, validity, or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, as of the execution of this Agreement, no Group Company nor the conduct or operation of their respective businesses as currently conducted infringes, misappropriates, or violates the Intellectual Property (other than patents) of any Person, or, to the Knowledge of the Company, the patents of any Person. To the Knowledge of the Company, as of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company as a whole, no other Person is infringing, misappropriating or violating any Owned Intellectual Property and no such claims have been made or threatened in writing against any Person in a written notice sent by any of the Group Companies to any such Person in the past two (2) years in a manner that remains unresolved.

(d) Each of the Group Companies, as applicable, has taken commercially reasonable steps to protect and maintain the secrecy, confidentiality and value of all material Trade Secrets of each Group Company. To the Knowledge of the Company, no material Trade Secret of any of the Group Companies has been disclosed other than subject to a written agreement sufficiently restricting the disclosure and use of such Trade Secret and, to the Knowledge of the Company, no such Person to whom a material Trade Secret of any of the Group Companies has been so disclosed is in violation of any such agreement.

(e) The Company IT Systems are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted.

Section 3.18 Privacy and Data Security.

(a) To the Knowledge of the Company, each of the Group Companies, has at all times materially complied with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ obligations regarding Personal Information under any Contracts; and (iii) any policy adopted by a Group Company related to privacy, information security or data security. Since November 30, 2018, none of the Group Companies has received any written notice of, nor, to the Company’s Knowledge, has there been any threat of, any investigation, audit, complaint or claim relating to, any Group Company’s use of Personal Information and/or any violation of any Privacy Laws.

(b) To the Knowledge of the Company, each of the Group Companies has implemented and maintained commercially reasonable business continuity and security measures regarding the confidentiality, integrity and availability of the Company IT Systems and Personal Information, in its possession, custody, or under its control, including against loss, theft, misuse or unauthorized Processing, access, use, modification or disclosure.

(c) To the Knowledge of the Company, (i) there have been no material breaches, security incidents, misuse of, or unauthorized Processing of, access to, or disclosure of, any Personal Information in the possession, custody, or control of any of the Group Companies, Processed by the Group Companies; (ii) none of the Group Companies have experienced any material information security incident that has materially compromised the integrity or availability of the Company IT Systems or the data thereon; and (iii) none of the Group Companies have provided or been legally required to provide any notices to any Person in connection with any Personal Information Breach.

Section 3.19 Agreements, Contracts and Commitments.

(a) Schedule 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean and each of the following Contracts to which any of the Group Companies is a party, other than any Company Benefit Plan, Company Real Property Lease and the Transaction Agreements:

(i) Each Contract with a vendor or supplier (other than purchase orders entered into in the ordinary course of business) that involved annual payments or consideration furnished by or to any of the Group Companies of more than twenty-five million Dollars ($25,000,000) during the twelve-months ended December 31, 2020 or that the Company reasonably anticipates will involve annual payments or consideration furnished by or to any of the Group Companies of more than twenty-five million Dollars ($25,000,000) during the twelve-months ended December 31, 2021 (each such vendor or supplier, a “Material Supplier”);

(ii) Each note, debenture, other evidence of Indebtedness, credit or financing agreement or instrument or other contract for money borrowed by any of the Group Companies having an outstanding principal amount, in each case, in excess of twenty million Dollars ($20,000,000), other than a Permitted Lien;

(iii) Each guaranty of Indebtedness, direct or indirect, by the Company or a Subsidiary, of any obligation of a third party (other than the Company or any Subsidiary);

(iv)   Each Contract for the acquisition or the disposition of any material assets, properties or business divisions entered into by any of the Group Companies involving consideration in an amount in excess of five million Dollars ($5,000,000), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last two (2) years;

(v) Each Contract evidencing a material outstanding obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi)   Each Collective Bargaining Agreement;

(vii)    Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary or annual consulting fee payments in excess of three hundred thousand Canadian Dollars (C$300,000) excluding any such employment, consulting, or management Contract that either: (A) is terminable by the Company or the applicable Company Subsidiary at will; or (B) provides for severance, notice and/or garden leave obligations of 90 days or less or such longer period as is required by Applicable Law;

(viii) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Company Subsidiaries);

(ix)   Each Contract (other than those made in the ordinary course of business) that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit customers; and

(x) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Group Companies; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies.

(b) All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of a Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto, in each case, subject to the Remedies Exception. True, correct and complete copies of all written Company Material Contracts have been made available to SPAC. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.20 Insurance. The Group Companies have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”). None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice), which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.21 Customers and Suppliers.

(a) Schedule 3.21(a) of the Company Disclosure Letter sets forth the top ten (10) customers (by revenue) of the Group Companies for the fiscal year ended March 31, 2021 (collectively, the “Material Customers”) and the amount of consideration paid to the Group Companies, collectively, by each Material Customer during such periods. To the Company’s Knowledge as of the date hereof, no such Material Customer has expressed in writing to a Group Company (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Group Companies, taken as a whole, or (ii) a condition indicating a material breach of the terms of any Company Material Contract with any such Material Customer. To the Company’s Knowledge, no Material Customer has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a Company Material Contract.

(b) Schedule 3.22(b) sets forth the Material Suppliers and the amount of consideration paid to each Material Supplier by the Group Companies, collectively, during the fiscal year ended March 31, 2021. To the Company’s Knowledge as of the date hereof, no Material Supplier has expressed in writing to a Group Company (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Group Companies, taken as a whole, or (ii) a condition indicating a material breach of the terms of any Company Material Contract with such Material Supplier. To the Company’s Knowledge, no Material Supplier has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a Company Material Contract.

Section 3.22 Affiliate Matters. Except: (a) the Company Benefit Plans (or LTIP); (b) Contracts relating to labor and employment matters set forth on Schedules 3.12 and 3.13 of the Company Disclosure Letter; (c) Contracts between or among the Group Companies; (d) indemnification agreements between or among any director or officer of the Group Companies, on the one hand, and any of the Group Companies, on the other; (e) employment agreements and employee confidentiality and other similar agreements with employees; and (f) Contracts entered into on an arm’s length basis and in the ordinary course of business between any of the Group Companies, on the one hand, and a Company Investor or its Affiliates, on the other hand, (g) as set forth in the Financial Statements, (h) the payment of salary, bonuses and other compensation for services rendered, (i) reimbursement for reasonable expenses incurred in connection with any of the Group Companies and (j) as set forth on Schedule 3.22 of the Company Disclosure Letter, none of the Group Companies is party to any Contract with any: (i) present or former officer, director, employee or Company Shareholder or a member of his or her immediate family of any of the Group Companies; or (ii) Affiliate of the Company.

Section 3.23 Information Supplied. None of the information relating to the Group Companies supplied or to be supplied by or on behalf of the Group Companies or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and Proxy Statement will, when the Registration Statement and Proxy Statement are declared effective or when the Registration Statement and Proxy Statement are mailed to the SPAC Stockholders or at the time of the SPAC Stockholders’ Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information relating to the Group Companies supplied or to be supplied by or on behalf of the Group Companies or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Canadian Prospectus will, at the date of the Canadian Prospectus, contain any “misrepresentation” (as defined in Canadian Securities Laws). Notwithstanding the foregoing, the Group Companies make no representations or warranties as to the information contained or incorporated by reference in or omitted from the Registration Statement, the Proxy Statement/Prospectus or the Canadian Prospectus in reliance upon and in conformity with information furnished in writing to the Group Companies by or on behalf of SPAC specifically for inclusion in the Registration Statement, the Proxy Statement/Prospectus or the Canadian Prospectus.

Section 3.24 Absence of Certain Business Practices. Since November 30, 2018: (a) the Group Companies and, to the Knowledge of the Company, their respective directors, officers, employees and any other Persons, in each case, acting on their behalf, in connection with the operation of the business of the Group Companies, have been in material compliance with all applicable Specified Business Conduct Laws and have not knowingly engaged in any activity that would reasonably be expected to result in the Group Companies becoming the subject or target of any sanctions administered by the U.S. or Canadian governments; and (b) none of the Group Companies has (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened in writing, Legal Proceeding or investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor, to the Knowledge of the Company, any of their respective directors, executives, officers, employees, or agents is the subject or target of any sanctions, identified on the specially designated nationals or other blocked person list, or the target of restrictive export controls administered by the U.S. or Canadian governments, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union.

Section 3.25 Brokers. No broker, finder, investment banker or other Person, other than Jefferies, is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any of the Group Companies would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which the Company is a party or the transactions contemplated thereby based upon arrangements made by any of the Group Companies or any of their Affiliates.

Section 3.26 PIPE Investment Amount. SPAC and the Company have entered into the Subscription Agreements pursuant to which the PIPE Investors have committed to provide equity financing in the aggregate amount of One Hundred Million Dollars ($100,000,000) (the “PIPE Investment Amount”) through purchases of an aggregate of 10,000,000 Company Common Shares issued by the Company and SPAC Shares issued by SPAC (the “PIPE Shares”) immediately prior to the Effective Time. For the avoidance of doubt, the PIPE Shares reflect a $10.00 per share price. Each PIPE Investor has completed an accredited investor questionnaire customary for financings of the type and size of the PIPE Investment, and the Company has received representations and warranties from each PIPE Investor outside the United States that such PIPE Investor is an eligible investor located outside of the United States (within the meaning of Regulation S under the Securities Act), and representations and warranties from each PIPE Investor in the United States that such PIPE Investor is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and is not acquiring the Company Common Shares or SPAC Shares, as applicable, with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

Section 3.27 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV (AS QUALIFIED BY THE SPAC DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY AND MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NEITHER SPAC, NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, MERGER SUB, THE COMPANY SHAREHOLDER, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC TO THE COMPANY AND MERGER SUB IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS; AND (B) EXCEPT AS SET FORTH IN ANY REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE IV AND IN THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NEITHER SPAC, NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, MERGER SUB, THE COMPANY SHAREHOLDER, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ANY OF ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND IN THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. EACH OF THE COMPANY AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS EACH OF THE COMPANY AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.27, CLAIMS AGAINST SPAC, OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS BY SUCH PERSON.

ARTICLE IV
Representations and Warranties of SPAC

Except: (i) as disclosed in the SPAC SEC Reports filed with or furnished to the SEC (and publicly available) at least 48 hours prior to the execution and delivery of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports) excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are generally predictive or cautionary in nature or related to forward-looking statements, and (ii) as set forth in the letter dated as of the date of this Agreement delivered by SPAC to the Company and Merger Sub in connection with the execution and delivery of this Agreement (the “SPAC Disclosure Letter”), SPAC represents and warrants to the Company and Merger Sub as follows:

Section 4.1 Organization and Qualification.

(a) SPAC is duly incorporated corporation, validly existing and in good standing under the laws of the State of Delaware.

(b) SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(c) SPAC is not in violation of any of the provisions of SPAC’s Organizational Documents. SPAC’s Organizational Documents, as amended to the date of this Agreement, have been made available to the Company and are true, correct and complete.

(d) SPAC is duly qualified or licensed to do business in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

Section 4.2 SPAC Subsidiaries. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 4.3 Capitalization.

(a) The authorized share capital of SPAC consists of (i) 1,000,000 shares of preferred stock, par value of $0.0001 per share (“SPAC Preference Shares”); and (ii) 60,000,000 SPAC Shares, par value $0.0001 per share. As of the execution of this Agreement, assuming the separation of all SPAC Units, SPAC had 30,307,036 SPAC Shares issued and outstanding, including 5,893,750 SPAC Founder Shares, 234,286 SPAC Representative Shares 23,575,000 SPAC Public Shares, and 604,000 SPAC Shares issued as part of the SPAC Private Units, and none are held by SPAC in its treasury, and no SPAC Preference Shares issued or outstanding. All issued and outstanding shares of the capital of SPAC have been duly authorized and validly issued, are fully paid and non-assessable under, not subject to preemptive rights and free and clear of all Liens (other than Permitted Liens).

(b) As of the execution of this Agreement, assuming the separation of all SPAC Units, SPAC has issued 24,179,000 SPAC Warrants, on the terms and conditions set forth in the Warrant Agreement. All outstanding SPAC Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(c) Except for the SPAC Warrants, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other share capital of SPAC or any other interest or participation in, or any security convertible or exercisable for or exchangeable into SPAC Shares or any other share capital of SPAC or other interest or participation in SPAC.

(d) Each issued and outstanding SPAC Share and SPAC Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Law; and (B) SPAC’s Organizational Documents (as in effect at the time such SPAC Share and SPAC Warrant were issued); and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Law, SPAC’s Organizational Documents or any Contract to which SPAC is a party or otherwise bound by. SPAC has never issued any SPAC Preference Shares.

(e) Each holder of any of SPAC Founder Shares and SPAC Representative Shares: (i) is obligated to vote all of such SPAC Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such SPAC Founder Shares or SPAC Representative Shares pursuant to SPAC’s Organizational Documents.

(f)   Except as set forth in SPAC’s Organizational Documents, this Agreement, the Registration Rights Agreement, and Schedule 4.3(f) of the SPAC Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 4.4 Due Authorization. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby, other than approval from the SPAC Stockholders. This Agreement and the other Transaction Agreements to which SPAC is a party have been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Remedies Exception. Assuming that a quorum of SPAC Stockholders (as determined pursuant to SPAC’s Organizational Documents) is present at the SPAC Stockholder Meeting, the SPAC Transaction Proposals shall require approval by: (a) in the case of clause “(i)” of the definition of SPAC Transaction Proposals, by the affirmative vote of holders of a majority of the outstanding SPAC Shares entitled to vote on such matter; and (b) in the case of all other clauses of the definition of SPAC Transaction Proposals, by the affirmative vote of the holders of at least a majority of the SPAC Shares present in person or represented by proxy at the SPAC Stockholder Meeting and entitled to vote thereat. The foregoing votes are the only votes of any of SPAC’s capital stock necessary in connection with entry into this Agreement by SPAC and the consummation of the transactions contemplated hereby, including the Closing.

Section 4.5 No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance by SPAC of this Agreement or the other Transaction Agreements to which it is a party, nor (assuming approval of the SPAC Transaction Proposals from the SPAC Stockholders is obtained) the consummation of the transactions contemplated hereunder and thereunder do not and will not: (i) conflict with or violate SPAC’s Organizational Documents; (ii) conflict with or violate any Applicable Law to which the SPAC is subject or by which any property or asset of the SPAC is bound; or (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, any SPAC Material Contract, or terminate or result in the termination of any SPAC Material Contract, or result in the creation of any Lien under any SPAC Material Contract upon any of the properties or assets of SPAC, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien, except, with respect to any of the foregoing, as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b) Assuming the truth of the representations and warranties of the Company and Merger Sub contained in this Agreement, the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, notice, approval, authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a SPAC Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, Canadian Securities Laws, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which SPAC is qualified to do business; and (iii) the filing of the Certificate of Merger in accordance with the DGCL. There is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 4.6 Legal Compliance; Approvals. Except as set forth in Schedule 4.6 of the SPAC Disclosure Letter, since its incorporation, SPAC has complied in all material respects with, and is not in violation of, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened in writing and no written, or to the Knowledge of SPAC, oral notice of material non-compliance with any Applicable Law has been received by SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and is in compliance with all terms and conditions of such Approvals, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.7 SPAC SEC Reports and Financial Statements.

(a) SPAC has filed all forms, reports, schedules, statements, certifications and other documents, including any exhibits thereto, required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. Except as set forth in Schedule 4.7(a) of the SPAC Disclosure Letter, (i) the SPAC SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) the SPAC SEC Reports did not, at the time they were or are filed with the SEC, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports are subject to ongoing SEC review or investigation as of the date hereof. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. To the Knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Except as set forth in Schedule 4.7(b) of the SPAC Disclosure Letter, the financial statements and notes contained or incorporated by reference in the SPAC SEC Reports (collectively, the “SPAC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c) SPAC has (i) no Indebtedness and (ii) no SPAC Liabilities, except for SPAC Transaction Costs incurred on or prior to the date hereof and other reasonable liabilities and obligations arising in the ordinary course of SPAC’s business.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) SPAC has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of SPAC are being executed and made only in accordance with appropriate authorizations of management of SPAC and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets. Neither SPAC nor, to the Knowledge of SPAC, SPAC’s independent auditors has identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC.

Section 4.8 Absence of Certain Changes or Events. Between its incorporation and the date of this Agreement, except as set forth in Schedule 4.8 of the SPAC Disclosure Letter, there has not been: (a) any SPAC Material Adverse Effect; (b) any change in the auditors of SPAC; (c) any revaluation by SPAC of any of its assets, including any sale of assets of SPAC other than in the ordinary course of business; or (d) any action taken or agreed upon by SPAC or any of its Subsidiaries that would be prohibited by Section 5.2 if such action were taken on or after the date hereof without the consent of the Company.

Section 4.9 Litigation. Since its incorporation, except as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect, there are: (a) no Legal Proceedings pending or, to the Knowledge of SPAC, threatened against SPAC or any of its properties or assets, or any of the directors or officers of SPAC in their capacity as such; (b) to the Knowledge of SPAC, no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding; (c) no pending or, to the Knowledge of SPAC, threatened in writing to SPAC, audits, examinations or investigations by any Governmental Entity of SPAC; and (d) no pending or threatened in writing Legal Proceedings by SPAC against any third party.

Section 4.10 Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in SPAC’s Organizational Documents, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions and the Transaction Agreements, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting a “Business Combination” under SPAC’s Organizational Documents.

Section 4.11 SPAC Material Contracts. Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which SPAC is a party (the “SPAC Material Contracts”) is an exhibit to the SPAC SEC Reports.

Section 4.12 SPAC Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LEGOU.” The issued and outstanding SPAC Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LEGO.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LEGOW.” Since January 22, 2021, SPAC has complied in all material respects with the applicable listing requirements of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Public Shares or SPAC Warrants or terminate the listing thereof on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Shares or SPAC Warrants under the Exchange Act.

Section 4.13 Undisclosed Liabilities. Except as set forth on Schedule 4.13 of the SPAC Disclosure Letter, there is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of SPAC of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on, the SPAC Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the SPAC Financial Statements in the ordinary course of the operation of business of SPAC; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.14 Trust Account.

(a) As of the date of this Agreement, SPAC has at least Two Hundred Thirty Five Million Seven Hundred Fifty Thousand Dollars ($235,750,000) in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), effective as of January 19, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental, is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exception. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s Knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or taxes, (ii) the SPAC Stockholders who shall have elected to redeem their SPAC Public Shares pursuant to the Organizational Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Organizational Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and other taxes from any interest income earned on the Trust Account; (B) to pay liquidation expenses not to exceed $100,000 from any interest income earned on the Trust Account; and (C) to redeem SPAC Public Shares in accordance with the provisions of SPAC’s Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

(c) SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Merger Sub contained herein and the compliance by the Company and Merger Sub with their respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 4.15 Taxes. Except as individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect:

(a) All Tax Returns required to be filed by SPAC have been filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file).

(b) SPAC has paid all of its Taxes which are due and payable (regardless of whether shown on a Tax Return). The unpaid liability for Taxes of SPAC did not, as of the date of the latest SPAC Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes) accrued on the SPAC Financial Statements, and since such date SPAC has not incurred any liability for Taxes outside the ordinary course of business.

(c) SPAC has complied in all respects with all Applicable Law relating to the withholding and remittance of all amounts of Taxes and all amounts of Taxes required by Applicable Law to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any amount of Taxes has been asserted or assessed by any Governmental Entity in writing against SPAC, which deficiency has not been paid or resolved. To the Knowledge of SPAC, no audit or other proceeding by any Governmental Entity is currently in progress, pending or threatened in writing against SPAC with respect to any Taxes due from SPAC. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any Tax assessment or deficiency of SPAC. SPAC is not currently contesting any Tax liability before any Governmental Entity.

(e) There are no Tax indemnification agreements or Tax Sharing Agreements under which SPAC could be liable after the Closing Date for any Tax liability of any Person other than SPAC, except for customary agreements or arrangements entered into in the ordinary course of business with customers, vendors, lessors, lenders and the like, in each case, that do not relate primarily to Taxes.

(f)   There are no Liens (other than Permitted Liens) for amounts of Taxes upon any of SPAC’s assets.

(g) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code since its incorporation.

(h) SPAC has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) SPAC (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor; and (ii) in the last two (2) years has not been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(j) Since November 30, 2018, no claim has been made in writing by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction, which claim has not been dismissed, closed or otherwise resolved.

(k) SPAC is a Tax resident only in its jurisdiction of formation.

(l) SPAC does not have (and has not ever had) a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m)   SPAC has not taken or agreed to take any action, and is not aware of any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Notwithstanding anything to the contrary contained in this Agreement, (a) no representation or warranty is being made as to the use or availability of any Tax attribute or credit of SPAC in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date and (b) nothing in this Agreement (including this Section 4.15) shall be construed as providing a representation or warranty relating or attributable to a taxable period (or portion thereof) beginning on or after the Closing Date (except as specifically contemplated by Section 4.15(e)).

Section 4.16 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and Proxy Statement will, when the Registration Statement and Proxy Statement are declared effective or when the Registration Statement and Proxy Statement are mailed to the SPAC Stockholders or at the time of the SPAC Stockholders’ Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Canadian Prospectus will, at the date of the Canadian Prospectus, include any “misrepresentation” (as defined in Canadian Securities Laws). Notwithstanding the foregoing, SPAC makes no representations or warranties as to the information contained or incorporated by reference in or omitted from the Registration Statement, Proxy Statement, the Proxy Statement/Prospectus or Canadian Prospectus in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement, the Proxy Statement/Prospectus or the Canadian Prospectus.

Section 4.17 Employees; Benefit Plans. Other than as described in the SPAC SEC Reports, SPAC has never had any employees or individual independent contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, as of the date hereof, SPAC has no unsatisfied material liability with respect to any officer, employee or individual independent contractor. SPAC does not maintain, sponsor, contribute to, participate in or have any liability (actual or contingent) with respect to any plan, program, agreement or arrangement providing compensation or benefits to officers, employees or other individual independent contracts. Neither the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party nor the consummation of the transactions contemplated hereunder or thereunder: (a) will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefits.

Section 4.18 Board Approval; Shareholder Vote. The board of directors of SPAC (including any required committee or subgroup of the board of directors of SPAC), as of the date of this Agreement, unanimously (after the recusal of any conflicted directors): (a) approved and declared the advisability of this Agreement, the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereunder and thereunder; and (b) determined that the consummation of the transactions contemplated by the Transaction Agreements to which it is a party is in the best interest of SPAC. Other than the approval from the SPAC Stockholders, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the transactions contemplated by the Transaction Agreements to which it is a party.

Section 4.19 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, SPAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by SPAC in the operation of its business and which are material to SPAC, free and clear of any Liens (other than Permitted Liens).

Section 4.20 Affiliate Transactions. Other than as set forth on Schedule 4.20 of the SPAC Disclosure Letter, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

Section 4.21 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.22 Brokers. Other than as set forth on Schedule 4.22 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which SPAC would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which SPAC is a party or the transactions contemplated thereby based upon arrangements made by SPAC.

Section 4.23 Opinion of Financial Advisor. The board of directors of SPAC has received an opinion of Cassel Salpeter & Co., LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the consideration to be received by SPAC Stockholders pursuant to the Merger is fair, from a financial point of view, to the SPAC Stockholders (other than holders of Excluded Shares) and that the fair market value of the Company is at least 80% of the value of the funds held in the Trust Account (excluding taxes payable). A signed copy of such opinion has been provided to the Company (it being agreed that such opinion is for the benefit of the board of directors of SPAC and may not be relied upon by the Company or any other Person).

Section 4.24 State Takeover Statutes; Anti-Takeover Laws. Prior to the execution of this Agreement, the board of directors of SPAC has taken all action necessary so that no restrictive provision of any “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover Applicable Law (including Section 203 of the DGCL) (“Takeover Laws”) is applicable to this Agreement or the Transactions, including the Merger.

Section 4.25 PIPE Investment Amount. SPAC and the Company have entered into the Subscription Agreements pursuant to which the PIPE Investors have committed to provide equity financing in the aggregate amount of One Hundred Million Dollars ($100,000,000) (the “PIPE Investment Amount”) through purchases of an aggregate of 10,000,000 Company Common Shares issued by the Company and SPAC Shares issued by SPAC (the “PIPE Shares”) immediately prior to the Effective Time. For the avoidance of doubt, the PIPE Shares reflect a $10.00 per share price. Each PIPE Investor has completed an accredited investor questionnaire customary for financings of the type and size of the PIPE Investment, and SPAC has received representations and warranties from each PIPE Investor outside the United States that such PIPE Investor is an eligible investor located outside of the United States (within the meaning of Regulation S under the Securities Act), and representations and warranties from each PIPE Investor in the United States that such PIPE Investor is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and is not acquiring the Company Common Shares or SPAC Shares, as applicable, with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

Section 4.26 Disclaimer of Other Warranties. SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, MERGER SUB, ANY OF THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE GROUP COMPANIES, THE COMPANY SHAREHOLDER (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, MERGER SUB, ANY OF THE COMPANY SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO SPAC OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY AND MERGER SUB TO SPAC IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS; AND (B) EXCEPT AS SET FORTH IN ANY REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, MERGER SUB NOR ANY OF THE COMPANY SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO SPAC, OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, MERGER SUB, ANY OF THE COMPANY SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. SPAC ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, MERGER SUB, THE COMPANY SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.26, CLAIMS AGAINST THE COMPANY, MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, BY SUCH PERSON.

ARTICLE V
Conduct Prior to the Closing Date

Section 5.1 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, carry on in the ordinary course of business, except: (x) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (y) as required by Applicable Law (including COVID-19 Measures) or as reasonably necessary or prudent in light of COVID-19; or (z) as required or expressly permitted by this Agreement (including as contemplated by the PIPE Investment) or the Company Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement (including as contemplated by the PIPE Investment) or the Company Disclosure Letter, or as required by Applicable Law (including COVID-19 Measures) or as reasonably necessary or prudent in light of COVID-19, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except as otherwise required by existing Company Benefit Plans or the Contracts listed on Section 3.19 of the Company Disclosure Letter, adopt, enter into or materially amend any equity or equity-based compensation plan;

(b) except for: (x) transactions between or among the Group Companies, (y) in connection with the Stock Split, or (z) issuance of securities of the Company that are counted in the definition of Conversion Factor: (i) split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant or effect any similar change in capitalization; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company, except in connection with the termination or resignation of any employees, directors or officers of the Group Companies; (iii) declare, set aside or pay any dividend or make any other distribution; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities of the Group Companies, or any securities convertible into or exchangeable for shares of capital stock or other equity securities of the Group Companies, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities of the Group Companies, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, equity securities or convertible or exchangeable securities;

(c) amend its Organizational Documents (other than in connection with the Restated Articles and the Notice of Alteration) except in order to effect the Transactions or the other Transaction Documents, or form or establish any Subsidiary;

(d) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(e) sell, lease, divest or transfer, or otherwise dispose of, material tangible assets or material properties with a value in excess of five million Dollars ($5,000,000), or agree to do any of the foregoing, other than, in each case, (i) in the ordinary course of business or (ii) with respect to obsolete assets;

(f)   (i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness except in the ordinary course of business consistent with past practice; (iv) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (v) cancel or forgive any Indebtedness owed to any of the Group Companies;

(g) make, incur or commit to make or incur, or authorize any capital expenditures other than capital expenditures consistent in the aggregate with the capital expenditure plan disclosed to SPAC;

(h) other than any Transaction Litigation, which is subject to Section 6.19, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets, except in the ordinary course of business or where such Legal Proceedings are covered by insurance or involve only the payment of monetary damages in an amount less than fifteen million Dollars ($15,000,000) in the aggregate;

(i) except in the ordinary course of business consistent with past practices: (i) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract;

(j) except as required by IFRS (or any interpretation thereof) or Applicable Law, make any change in accounting methods, principles or practices;

(k) except in the ordinary course of business: (i) make, change or rescind any Tax election (other than, in the sole discretion of the Company Shareholder, in connection with the transfer of all of the issued and outstanding shares in the capital of Algoma Steel Holdings Inc. to the Company); (ii) settle or compromise any material Tax claim outside the ordinary course of business; (iii) change (or request to change) any material method of accounting for Tax purposes; (iv) file any amended Tax Return that could materially increase the Taxes payable by the applicable Group Company; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any material claim for a refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Law) with any Governmental Entity; or (viii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(m)   subject to Section 5.1(a), enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 5.1(m) of the Company Disclosure Letter as existing on the date of this Agreement;

(n) (i) limit the rights of any Group Company in any respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;

(o) terminate or amend, in a manner materially detrimental to any Group Company, any insurance policy insuring the business of any Group Company

(p) transfer, sell, assign, or license to any Person, grant any security interest in or otherwise encumber or dispose of, or otherwise extend, amend or modify any material rights to any material Owned Intellectual Property or enter into agreements to transfer or license to any Person material future Intellectual Property rights, but only to the extent the foregoing would reasonably be expected to materially adversely impact the business of the Company and its Subsidiaries, taken as a whole;

(q) abandon, allow to lapse, disclaim or dedicate to the public, or fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect, or to maintain the ownership, validity, and enforceability of, any material Registered Intellectual Property, but only to the extent the foregoing would reasonably be expected to materially adversely impact the business of the Company and its Subsidiaries, taken as a whole; or

(r)   agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1(a) through (q) above.

Section 5.2 Conduct of Business by SPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall carry on in the ordinary course of business, except: (a) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as required by Applicable Law (including COVID-19 Measures) or as reasonably necessary or prudent in light of COVID-19; or (c) as required or expressly permitted by this Agreement (including as contemplated by the PIPE Investment) or the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement (including as contemplated by the PIPE Investment) or the SPAC Disclosure Letter, or as required by Applicable Law (including COVID-19 Measures) or as reasonably necessary or prudent in light of COVID-19, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or warrants or split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC except in connection with SPAC Stockholder Redemptions;

(c) except in connection with SPAC Borrowings, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Organizational Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any other Person; or (ii) acquire or agree to acquire (whether by merger, consolidation or acquisition of securities or a substantial portion of the assets of) any corporation, partnership, association or other business organization or division or assets thereof;

(f)   (i) incur any Indebtedness, except SPAC Borrowings; (ii) create any material Liens on any material property or assets of SPAC in connection with any Indebtedness thereof (other than Permitted Liens); (iii) cancel or forgive any Indebtedness owed to SPAC; or (iv) make, incur or commit to make or incur any capital expenditures;

(g) other than any Transaction Litigation, which is subject to Section 6.19, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding;

(h) except as required by GAAP (or any interpretation thereof) or Applicable Law, make any change in accounting methods, principles or practices;

(i) except in the ordinary course of business: (i) make, change or rescind any Tax election; (ii) settle or compromise any material Tax claim outside the ordinary course of business; (iii) change (or request to change) any material method of accounting for Tax purposes; (iv) file any amended Tax Return that could materially increase the Taxes payable by SPAC; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any material claim for a refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Law) with any Governmental Entity; or (viii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;

(j) (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or (ii) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC;

(k) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, or waive any provision or fail to enforce any provision with any agreement with, any of its officers, directors, employees, partners, stockholders or other Affiliates;

(l) engage in any material new line of business;

(m)   amend the Trust Agreement or any other agreement related to the Trust Account; or

(n) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.2(a) through (m) above.

Section 5.3 No Control. Nothing contained in this Agreement shall give the Company or SPAC, directly or indirectly, any right to control or direct the operations of the other Party prior to the Closing. Prior to the Closing, each of the Company and SPAC shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

ARTICLE VI
Additional Agreements

Section 6.1 Registration Statement; Shareholder Meetings.

(a) Registration Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials (such acceptance not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable) which shall include the proxy statement of SPAC to be filed with the SEC as part of the Registration Statement and sent to the SPAC Stockholders relating to the SPAC Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), (y) the Company shall prepare (with SPAC’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of Company Common Shares to be exchanged for the issued and outstanding SPAC Shares, the Company Common Shares to be issued upon exercise of Company Warrants, and, if required by Applicable Law, the Company Warrants, and (z) the Company shall prepare (with SPAC’s reasonable cooperation) and file with the Ontario Securities Commission (the “OSC”) a preliminary non-offering prospectus in respect of the Company (together with all amendments thereto, the “Canadian Prospectus”). Each of SPAC and the Company shall use its reasonable best efforts (which shall include causing their respective counsel and advisors to provide required opinions and consents) to (A) cause the Registration Statement, including the Proxy Statement/Prospectus, and the Canadian Prospectus, to comply with the rules and regulations promulgated by the SEC and the OSC, respectively, (B) to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to cause the final Canadian Prospectus to be filed and definitively receipted by the OSC as promptly as practicable after the Closing Date and (C) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion or other opinion or consent required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company, SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment and no such opinion or consent (or the delivery thereof) shall be a condition to the Closing. The Company also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, the Canadian Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Group Companies to any regulatory authority (including Nasdaq) in connection with the Merger and the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement to be mailed to the SPAC Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) The Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement or the Canadian Prospectus has become effective or receipted, as applicable, or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Common Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or by the OSC for the amendment of the Canadian Prospectus or requests by the SEC or OSC for additional information. SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement, the Canadian Prospectus and any Transaction Filings each time before any such document is filed with the SEC or OSC, as applicable, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. The Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff or the OSC, as applicable, with respect to the Registration Statement, the Proxy Statement, the Canadian Prospectus or any Transaction Filings, in each case, promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

(iii) If at any time prior to the Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement or the Canadian Prospectus, so that neither the Registration Statement or the Proxy Statement would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, or the Canadian Prospectus would include any “misrepresentation” (as defined in Canadian Securities Laws), the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC or the OSC, as applicable, and, to the extent required by Applicable Law, disseminated to SPAC Stockholders.

(b) SPAC Stockholders’ Meeting.

(i) SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Stockholders (the “SPAC Stockholders’ Meeting”), in each case in accordance with SPAC’s Organizational Documents and Applicable Law, solely for the purpose of (x) providing SPAC Stockholders with the opportunity to redeem SPAC Public Shares, (y) obtaining all requisite approvals and authorizations from the SPAC Stockholders in connection with the Transactions (including the SPAC Stockholder Approval) at the SPAC Stockholders’ Meeting and (z) related and customary procedural and administrative matters. SPAC shall, through unanimous (after the recusal of any conflicted directors) approval of its board of directors, recommend to the SPAC Stockholders the adoption and approval of the SPAC Transaction Proposals by the SPAC Stockholders (the “SPAC Board Recommendation”). SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Stockholders at the SPAC Stockholders’ Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Stockholders, and minimize redemptions of SPAC Public Shares by SPAC Stockholders.

(ii) Subject to the provisos in the following sentence, SPAC shall include the SPAC Board Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (a “SPAC Change in Recommendation”); provided, that the board of directors of SPAC may make a SPAC Change in Recommendation prior to receipt of the SPAC Stockholder Approval if it is required to do so by Applicable Law; provided, however, that for the avoidance of doubt, it is hereby clarified that the board of directors of SPAC shall not be entitled to exercise its rights to make a SPAC Change in Recommendation pursuant to this Section 6.1(b) as a result of an offer, proposal or inquiry relating to any merger, sale of ownership interests and/or assets, recapitalization or similar transaction involving SPAC. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholders’ Meeting for the purpose of seeking approval from the SPAC Stockholders shall not be affected by any SPAC Change in Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholders’ Meeting and submit for the approval of the SPAC Stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 6.1(b), regardless of whether or not there shall have occurred any SPAC Change in Recommendation.

(iii) SPAC shall be entitled to postpone or adjourn the SPAC Stockholders’ Meeting: (i) to the extent required by Applicable Law; (ii) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by Applicable Law is disclosed to SPAC Stockholders with sufficient time prior to the SPAC Stockholders’ Meeting for SPAC Stockholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Stockholders’ Meeting; (iv) in order to solicit additional proxies from SPAC Stockholders for purposes of obtaining approval from the SPAC Stockholders; or (v) to continue to attempt to satisfy all conditions to Closing; provided, that, the SPAC Stockholders’ Meeting may not be adjourned or postponed to a date that is more than twenty (20) days after the date for which the SPAC Stockholders’ Meeting was originally scheduled (excluding any postponements or adjournments required by Applicable Law) without the prior written consent of the Company (except that the Company may not unreasonably fail to consent to one further extension if the Company determines the purpose of such extension is reasonable and the length of such extension is no more than five (5) additional days, which the parties have deemed to be reasonable), and provided the SPAC Stockholders’ Meeting is held no later than four (4) Business Days prior to the Outside Date; provided, further, that in the event of a postponement or adjournment the SPAC Stockholders’ Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved.

Section 6.2 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, the Company shall approve and adopt the Incentive Equity Plan, based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company (provided neither Party will unreasonably withhold, condition or delay its agreement) to be effective upon and following the Closing, with the number of Company Common Shares allocated under the Incentive Equity Plan equal to five percent (5%) of the total number of the Company Common Shares outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into Company Common Shares). As soon as practicable following the Closing, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Common Shares issuable under the Incentive Equity Plan. Notwithstanding this Section 6.2(a), if the Company reasonably determines that it would be beneficial to any recipient to grant options pursuant to the Incentive Equity Plan to such recipient prior to the Closing Date (but contingent on the Closing occurring), the parties will discuss in good faith the possibility of doing so and, if the Company reasonably determines to do so, will cooperate in good faith and use their reasonable best efforts to do so.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, all provisions contained in this Section 6.2 are included for the sole benefit of SPAC and the Company, and nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.3 Regulatory Approvals. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions as appropriate. Without limiting the foregoing, SPAC and the Company shall: (i) promptly inform the other of any substantive communication to or from any Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to the Transactions, subject to the requirements of Section 6.19; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. SPAC, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions.

Section 6.4 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

Section 6.5 Confidentiality; Access to Information.

(a) SPAC and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. In the event that this Section 6.5(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any other Transaction Agreement that contemplates the disclosure, use or provision of information or otherwise, then the Confidentiality Agreement shall govern and control to the extent of such conflict.

(b) Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC or its Affiliates, or SPAC, in the case of a public announcement by the Company or its Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business; (ii) if such announcement or other communication is required by Applicable Law, in which case the disclosing Party shall, to the extent permitted by Applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (iii) if such announcement or other communication is made in connection with SPAC or the Company’s fundraising or other investment related activities, in each case, in connection with the Transactions, and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality to the disclosing Party; (iv) to the extent such announcements or other communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 6.4 or this Section 6.5(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) communications to employees of the Group Companies, and to customers and suppliers of the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions, and then only to the extent such communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 6.4.

(c) Subject to the Confidentiality Agreement, the Company will afford SPAC and its financial advisors, accountants, counsel and other representatives who have a need to know such information reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of the Company and (ii) limited as required by the Company’s policies or Applicable Law in connection with COVID-19 (including the COVID-19 Measures). Subject to the Confidentiality Agreement, SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of SPAC and (ii) limited as required by SPAC’s policies or Applicable Law in connection with COVID-19 (including the COVID-19 Measures). Notwithstanding the foregoing, neither the Company nor SPAC, nor any of their respective Subsidiaries or Representatives, shall be required to provide, or cause to be provided to, the other party any information if and to the extent doing so would (A) violate any Applicable Law to which the Company or SPAC, as applicable, is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of the Company or SPAC, as applicable, with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company or SPAC, as applicable, under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company and SPAC shall each use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Applicable Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Applicable Law).

Section 6.6 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable, the Merger and the other transactions contemplated by the Transaction Agreements to which it is a party. Each of the Parties agrees to use reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and third parties, and to make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); and (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

(b) Notwithstanding anything herein to the contrary, nothing in this Section 6.6 shall be deemed to require any Party to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent).

Section 6.7 No Claim Against Trust Account. The Company acknowledges that SPAC has established the Trust Account for the benefit of its public shareholders. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company (on behalf of itself and its Affiliates, directors, officers, employees, Representatives, Subsidiaries, and the Company Shareholder) hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom regardless of whether such right, title interest or claim of any kind arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account (other than distribution therefrom directly or indirectly to SPAC’s public shareholders), or for specific performance or other equitable relief in connection with the transactions contemplated in this Agreement and the Transaction Agreements or for intentional fraud in the making of the representations and warranties in ARTICLE IV. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company. This Section 6.7 shall survive the termination of this Agreement for any reason.

Section 6.8 Company and SPAC Securities Listings.

(a) From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Shares and SPAC Warrants to be listed on, Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Shares and SPAC Warrants to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Effective Time.

(b) From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Law.

(c) The Company will use its reasonable best efforts to cause: (i) the Company’s initial listing application with Nasdaq in connection with the Transactions to have been approved and the Company’s initial listing application with the Toronto Stock Exchange (the “TSX”) in connection with the Transactions to have been conditionally approved; (ii) the Company to satisfy all applicable initial listing requirements of Nasdaq and TSX; and (iii) the Company Common Shares to be issued and the Company Warrants to be assumed in accordance with this Agreement to be approved for listing on Nasdaq and the TSX (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance or conditional listing approval, as applicable, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 6.9 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than SPAC, the PIPE Investors and their respective agents, representatives and advisors) concerning (A) any financing, investment, purchase, merger or sale of ownership interests of the Company, recapitalization, share exchange, or similar transaction pursuant to which any Person(s) acquires twenty percent (20%) or more of the voting power of the equity securities of the Company (except (x) for issuance of securities to existing security holders of the Company solely to the extent such newly issued securities are taken into account in the Conversion Factor or (y) for issuance of Company Common Shares in the PIPE Investment), (B) sale of all or a material portion of the assets of the Company (whether by recapitalization or a similar transaction or otherwise), or (C) any underwritten public offering, direct listing, or other transaction intended to result in the listing of securities of the Company on any stock exchange other than as contemplated by this Agreement (each, a “Company Competing Transaction”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Competing Transaction; or (iii) commence, continue or renew any due diligence investigation regarding a Company Competing Transaction. In addition, the Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Competing Transaction.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, the Company Investors, the PIPE Investors, and their respective Representatives) concerning any merger, purchase of ownership interests or assets of SPAC, recapitalization or other business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c) Each Party shall promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Competing Transaction or SPAC Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Competing Transaction or SPAC Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in ARTICLE VII and provision of notice thereof to Continental (which notice SPAC shall provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered; and (ii) shall make all appropriate arrangements to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Account as directed in the termination letter substantially in the applicable form attached to the Trust Agreement, including all amounts payable: (A) to holders of SPAC Public Shares pursuant to the SPAC Stockholder Redemptions; (B) for income tax or other tax obligations of SPAC prior to the Closing; (C) for any SPAC Transaction Costs; (D) for any Unpaid SPAC Liabilities, including the repayment of SPAC Borrowings and other loans and reimbursement of expenses to directors, officers and shareholders of SPAC; and (E) following the payments made in (A) through (D), to the Company all remaining amounts then available in the Trust Account in accordance with the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11 Directors’ and Officers’ Liability Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in SPAC’s Organizational Documents or under any indemnification agreement such D&O Indemnified Parties may have with SPAC, in each case, as in effect as of immediately prior to the date of this Agreement, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, the Company shall cause the Surviving Company (or another Group Company at the Company’s election) to maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Organizational Documents as in effect immediately prior to the date of this Agreement, and the Company shall, and shall cause the applicable Group Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by a directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. If SPAC fails to obtain such D&O Tail prior to the Effective Time, the Company shall or shall cause the Surviving Company to obtain such a D&O Tail. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Company, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.11(b).

(c) On the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors of the Company and the Surviving Company, which indemnification agreements shall continue to be effective following the Closing.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under SPAC’s Organizational Documents, any other indemnification arrangement, any Applicable Law or otherwise. The obligations of SPAC and the Company under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.11 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.11.

(e) If after the Closing, the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, the Company shall use reasonable best efforts to make proper provisions for the successors and assigns of such Group Company, as applicable, to assume the obligations set forth in this Section 6.11.

Section 6.12 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest, but excluding for the avoidance of doubt, any Taxes or fees based in whole or in part upon income, profits or gains) (“Transfer Taxes”) that become payable by the Company or SPAC in connection with or by reason of the execution of this Agreement or the Transactions shall be borne and paid by the Company. The Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and SPAC shall reasonably cooperate with respect thereto as necessary). The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(b) On or prior to the Closing Date, SPAC shall deliver to the Company a certification from SPAC pursuant to Treasury Regulations Section 1.1445-2(c) and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date, in a form reasonably acceptable to the Company, and signed by a responsible corporate officer of SPAC.

Section 6.13 Section 16 Matters. Prior to the Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.14 Takeover Statutes. SPAC and its board of directors shall (a) grant all such approvals and take all such actions as are reasonably necessary or appropriate so that no Takeover Law is or becomes applicable to this Agreement (including the Merger and the other Transactions) and (b) if any Takeover Law is or may become applicable to this Agreement (including the Merger and the other Transactions), grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act reasonably to eliminate or minimize the effects of such Takeover Law on such transactions.

Section 6.15 Board of Directors. The Company shall use reasonable best efforts to ensure that, effective immediately after the Effective Time (a) the board of directors of the Company shall consist of ten (10) members, of which three (3) shall be appointed by the SPAC, six (6) shall be appointed by the Company, and SPAC and the Company shall use reasonable best efforts to mutually name one (1) director prior to Closing, and (b) the Company agrees that Eric Rosenfeld, David Sgro, and Brian Pratt shall be SPAC’s appointees to the board of directors of the Company.

Section 6.16 Termination of Certain Agreements. At the Effective Time, the Contracts entered into between SPAC and certain SPAC Stockholders set forth on Schedule 6.16 of the SPAC Disclosure Letter and all Liabilities and obligations of SPAC pursuant thereto shall be terminated.

Section 6.17 Organizational Documents. Prior to the Closing, the Company shall alter its articles to adopt the Restated Articles and alter its notice of articles by filing the Notice of Alteration, in accordance with the provisions thereof and the applicable provisions of the BCBCA.

Section 6.18 Warrant Agreement. Immediately prior to the Effective Time, SPAC shall assign to the Company and the Company shall assume all of SPAC’s rights, interests, and obligations in and under the Warrant Agreement, and the Company and SPAC shall use reasonable best efforts to cause the Exchange Agent to enter into an amendment to the Warrant Agreement reflecting such assignment and assumption of the SPAC Warrants by the Company.

Section 6.19 Transaction Litigation. In the event that any shareholder litigation related to this Agreement or the other Transaction Agreements or the Transactions is brought or threatened in writing against either the Company or SPAC, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company or SPAC, as applicable, shall promptly notify the other Party in writing of any such Transaction Litigation and shall keep such other Party reasonably informed with respect to the status thereof. The Party subject to the Transaction Litigation shall give the other Party the opportunity to participate in the defense of any Transaction Litigation (at the other Party’s own cost and expense) and keep the other Party reasonably apprised of, and consult with such other Party (and consider in good faith such Party’s advice), with respect to, proposed strategy and any material decisions related thereto. Neither the Company nor SPAC shall settle or agree to settle any Transaction Litigation without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.20 Certain Financial Information. SPAC shall use reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of SPAC, the Company in its timely preparation of any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors in accordance with Applicable Law or requested by the SEC.

Section 6.21 Subscription Agreements. The Company will not amend the Subscription Agreements or waive any provision thereto without the prior written consent of the SPAC, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 6.22 Disclosure of Certain Matters. Each of SPAC, Merger Sub and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition that: (i) would reasonably be expected to cause any of the conditions set forth in ARTICLE VII not to be satisfied; (ii) would require any amendment or supplement to the Registration Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions to the extent failure to obtain such consent would cause a Company Material Adverse Effect or SPAC Material Adverse Effect.

Section 6.23 Investor Rights Agreement. On or prior to the Closing Date, the Company, Founders, and Company Investors shall enter into an investor rights agreement such that, after giving effect to the Merger and the other transactions contemplated herein, the Company Warrants and Company Common Shares held by the Founders and Company Investors, including the Company Common Shares issuable upon the exercise of Company Warrants and other derivative securities, shall bear the same registration rights and nomination rights as contemplated by the Company Parent Shareholders Agreement.

Section 6.24 Termination of Company Parent Shareholders Agreement. The Company shall cause all rights and obligations with respect to the Company and its Subsidiaries pursuant to the Company Parent Shareholders Agreement to be terminated on or prior to the Closing Date.

Section 6.25 Certain SPAC Borrowings. Through the Closing, subject to the Company’s consent which shall not be unreasonably withheld, conditioned, or delayed, SPAC shall be allowed to borrow funds from the Founders and SPAC’s officers and directors and any of their respective Affiliates to meet SPAC’s reasonable working capital requirements, with any such loans to be made on a non-interest bearing basis and be convertible, at the option of the Company, into SPAC Units immediately prior to the Effective Time at an exchange rate of $10.00 of borrowings per SPAC Unit, and evidenced by promissory notes issued by SPAC (collectively, “SPAC Borrowings”).

ARTICLE VII
Conditions to the Transaction

Section 7.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, by any of the Parties:

(a) The SPAC Stockholder Approval shall have been obtained.

(b) SPAC shall have at least Five Million One Dollars ($5,000,001) of net tangible assets immediately after giving effect to the SPAC Stockholder Redemption immediately prior to or upon the Closing.

(c) No provision of any Applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order prohibiting, enjoining or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity.

(d) The Company Common Shares to be issued and the Company Warrants to be assumed in accordance with this Agreement shall be approved or conditionally approved for listing upon the Closing on Nasdaq and TSX, as applicable, subject only to official notice of issuance thereof or the satisfaction of the conditions of approval.

(e) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(f)   The OSC shall have cleared the final Canadian Prospectus for filing.

(g) The Stock Split shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.

(h) The PIPE Investment (and the funding of the PIPE Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the Subscription Agreements.

Section 7.2 Additional Conditions to Obligations of the Company and Merger Sub. The obligations of each of the Company and Merger Sub to consummate, or cause to be consummated, and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of SPAC shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) all other representations and warranties of SPAC set forth in ARTICLE IV (other than the representations and warranties set forth in Section 4.8(a)) hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of SPAC to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect; and (iii) the representation and warranty set forth in Section 4.8(a) shall be true and correct as of the date of this Agreement.

(b) SPAC shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date, in each case in all material respects.

(c) No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a SPAC Material Adverse Effect that is continuing.

(d) SPAC shall have delivered a certificate, signed by an executive officer of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) to the Company.

(e) The funds contained in the Trust Account (after giving effect to the SPAC Stockholder Redemptions and payment of the SPAC Transaction Costs), together with (i) the aggregate amount of proceeds from the PIPE Investment and (ii) the cash on SPAC’s balance sheet, shall equal or exceed Two Hundred Million Dollars ($200,000,000).

Section 7.3 Additional Conditions to the Obligations of SPAC. The obligations of SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, exclusively by SPAC:

(a) (i) The Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or any similar limitation contain herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) all other representations and warranties of the Company set forth in ARTICLE III (other than the representations and warranties set forth in Section 3.9(b)) hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) the representation and warranty set forth in Section 3.9(b)) shall be true and correct as of the date of this Agreement.

(b) The Company shall have performed all agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date, in each case, in all material respects.

(c) No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

(d) The Company shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

ARTICLE VIII
Termination

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Transactions shall not have been consummated by December 31, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either SPAC or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or (b) would not be satisfied; provided, that if such breach by SPAC is curable by SPAC prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 8.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; provided, further, that SPAC continues to exercise reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if: (A) the Company shall have materially breached this Agreement such that the conditions set forth in Section 7.3(a) or (b) would not be satisfied and such breach has not been cured; or (B) such breach by SPAC is cured prior to the expiration of the applicable cure period such that the applicable conditions set forth in Section 7.2(a) or (b) shall be satisfied);

(e) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or Merger Sub or if any representation or warranty of the Company or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or (b) would not be satisfied; provided, that if such breach is curable by the Company or Merger Sub prior to the Closing, then SPAC must first provide written notice of such breach and may not terminate this Agreement under this Section 8.1(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company or Merger Sub, as applicable, continues to exercise reasonable best efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 8.1(e) if: (A) SPAC shall have materially breached this Agreement such that the conditions set forth in Section 7.2(a) or (b) would not be satisfied and such breach has not been cured; or (B) such breach by the Company or Merger Sub, as applicable, is cured prior to the expiration of the applicable cure period such that the applicable conditions set forth in Section 7.3(a) or (b) shall be satisfied);

(f) by either SPAC or the Company, if, at the SPAC Stockholders’ Meeting (including any adjournments thereof), the SPAC Transaction Proposals are not duly adopted by the SPAC Stockholders by the requisite vote under the Applicable Law and SPAC’s Organizational Documents; or

(g) by the Company, if the board of directors of SPAC or any committee thereof makes, prior to receipt of the SPAC Stockholder Approval, a SPAC Change in Recommendation.

(h) by the Company, if the condition set forth in Section 7.2(e) is not satisfied as of the date that is ten (10) days following the SPAC Stockholders’ Meeting (or the later date that the SPAC Stockholder’s Meeting is reconvened following all adjournments permitted pursuant to Section 6.1(b)(iii)) or at any time thereafter.

Section 8.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 6.5(a), Section 6.7, this Section 8.2, ARTICLE X and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Willful Breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement.

ARTICLE IX
No Survival

Section 9.1 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in ARTICLE III or ARTICLE IV, as applicable.

ARTICLE X
General Provisions

Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date sent, if sent by email, to the addresses below; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC to:

Legato Merger Corp.
777 Third Avenue, 37th Floor

New York, New York 10017

Attention:	David S. Sgro
Email:	dsgro@crescendopartners.com

with copies to (which shall not constitute notice) to:

Graubard Miller
405 Lexington Avenue
New York, New York 10174

Attention:	David Alan Miller
Jeffrey	Gallant
Email:	dmiller@graubard.com

jgallant@graubard.com

if to the Company or Merger Sub to:

Algoma Steel Inc.

105 West Street

Sault Ste. Marie, Ontario P6A 7B4

Attention:	John Naccarato
Email:	john.naccarato@algoma.com

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:	Adam M. Givertz

Email:	agivertz@paulweiss.com

Goodmans LLP

Bay Adelaide Centre – West Tower

333 Bay Street, Suite 3400

Toronto, Ontario M5H 2S7

Attention:	Robert Chadwick

Michael Partridge

Email:	rchadwick@goodmans.ca

mpartridge@goodmans.ca

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.2 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, Schedule or Annex such reference shall be to an Exhibit, Schedule or Annex to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were posted to the electronic data site maintained by the Company in connection with the Transactions or otherwise provided to SPAC or its Representatives in electronic form, in each case, prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to statutes shall include all regulations promulgated thereunder. References to a particular statute, rule or regulation shall include any predecessor or successor statute, rule or regulation, in each case as amended or otherwise modified from time to time. References to a particular security (including Company Common Shares) shall be deemed to also refer to any security or securities issued in substitution or exchange thereof. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States Dollars.

Section 10.3 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 10.4 Entire Agreement. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 10.5 Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto other than as set forth in Section 2.2, Section 6.11 and Section 10.15 (which, in each case, will be for the benefit of the Persons named therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 10.6 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.7 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing or valid termination of this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 10.8 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware without the application of principles of conflicts of law that would result in the application of the laws of another jurisdiction.

Section 10.9 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware and, in either case, any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1. Notwithstanding the foregoing in this Section 10.9, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.10 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.11 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transaction are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 10.12 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 10.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.13 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 10.14 Extension; Waiver. At any time prior to the Closing, the Company (on behalf of itself, and Merger Sub), on the one hand, and SPAC may, to the extent not prohibited by Applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 10.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Applicable Law or otherwise. The provisions of this Section 10.15 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each Related Party of a Party, each of whom is an intended third-party beneficiary of this Section 10.15.

Section 10.16 Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of such disclosure that such information would qualify another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or the SPAC Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of the Company and Merger Sub or SPAC, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or the SPAC Disclosure Letter, where a representation or warranty of the Company or SPAC, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or SPAC Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or SPAC Material Adverse Effect, as applicable. Neither the Company or SPAC shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter, which otherwise is not required to be disclosed by this Agreement.

ARTICLE XI
Defined Terms

Section 11.1 Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Affiliate”	Section 11.2
“Agreement”	Preamble
“Applicable Law”	Section 11.2
“Approvals”	Section 3.6(b)
“Audited Financial Statements”	Section 3.7(a)
“BCBCA”	Section 3.1
“Business Day”	Section 11.2
“Canadian Prospectus”	Section 6.1(a)(i)
“Canadian Securities Laws”	Section 11.2
“Canadian Securities Regulators”	Section 11.2
“Certificate of Merger”	Section 2.3
“Change of Control”	Section 11.2
“Closing”	Section 1.1
“Closing Date”	Section 1.1
“Closing Press Release”	Section 6.4(b)
“Code”	Section 11.2
“Collective Bargaining Agreement”	Section 11.2
“Company”	Preamble
“Company Benefit Plan”	Section 11.2
“Company Competing Transaction”	Section 6.9(a)
“Company Closing Statement”	Section 1.2(b)
“Company Common Shares”	Section 11.2
“Company Disclosure Letter”	ARTICLE III
“Company Investors”	Section 11.2
“Company Investor Approval”	Recitals
“Company IT Systems”	Section 11.2
“Company Material Adverse Effect”	Section 11.2
“Company Material Contract”	Section 3.19(a)
“Company Parent”	Section 11.2
“Company Parent Shareholders Agreement”	Section 11.2
“Company Parent Shares”	Section 11.2
“Company Preferred Shares”	Section 11.2
“Company Real Property Leases”	Section 3.14(b)
“Company Shareholder”	Section 11.2
“Company Shareholder Support Agreement”	Recitals
“Company Shareholder Approval”	Recitals
“Company Subsidiaries”	Section 3.2(a)
“Company Transaction Costs”	Section 11.2

“Company Warrants”	Section 11.2
“Confidentiality Agreement”	Section 11.2
“Continental”	Section 4.14(a)
“Contract”	Section 11.2
“Controlled Group Liability”	Section 11.2
“Conversion Factor”	Section 11.2
“COVID-19”	Section 11.2
“COVID-19 Measures”	Section 11.2
“D&O Indemnified Party”	Section 6.11(a)
“D&O Tail”	Section 6.11(b)
“DGCL”	Recitals
“Earnout Event”	Section 11.2
“Earnout Rights”	Section 11.2
“Earnout Shares”	Section 2.2(c)
“Earnout Statement”	Section 2.2(b)
“EBC”	Section 11.2
“EBITDA Earnout Issuance”	Section 11.2
“Effective Time”	Section 2.3
“Eligible Management Shareholder”	Section 11.2
“Environmental Law”	Section 11.2
“Equity Value”	Section 11.2
“ERISA”	Section 11.2
“ERISA Affiliate”	Section 11.2
“Exchange Act”	Section 11.2
“Exchange Agent”	Section 2.9(a)
“Exchange Agent Agreement”	Section 2.9(a)
“Exchange Agreements”	Section 11.2
“Excluded Share”	Section 2.8(g)
“Final Earnout Statement”	Section 2.2(b)
“Financial Statements”	Section 3.7(a)
“First Earnout Event”	Section 2.2(c)(i)
“First Earnout Right”	Section 11.2
“First EBITDA Earnout Issuance”	Section 2.2(c)(i)(2)
“First Price Target”	Section 11.2
“Founders”	Section 11.2
“Founder Support Agreement”	Recitals
“Fourth Earnout Event”	Section 2.2(c)(iv)
“Fourth Earnout Right”	Section 11.2
“Fourth EBITDA Earnout Issuance”	Section 2.2(c)(i)(5)
“Fundamental Representations”	Section 11.2
“GAAP”	Section 11.2
“Governmental Entity”	Section 11.2
“Group Companies”	Section 11.2
“GST/HST”	Section 3.15(q)
“Hazardous Material”	Section 11.2

“IFRS”	Section 11.2
“Incentive Equity Plan”	Recitals
“Indebtedness”	Section 11.2
“Insurance Policies”	Section 3.20
“Intellectual Property”	Section 11.2
“Intended Tax Treatment”	Recitals
“intentional fraud”	Section 11.2
“Intercompany Loan Agreement”	Recitals
“Interim Financial Statements”	Section 3.7(a)
“Investment Company Act”	Section 11.2
“JOBS Act”	Section 11.2
“Knowledge”	Section 11.2
“Leased Real Property”	Section 3.14(b)
“Legal Proceeding”	Section 11.2
“Liability”	Section 11.2
“Licensed Intellectual Property”	Section 11.2
“Lien”	Section 11.2
“Lockup Agreement”	Recitals
“Lockup Agreement Joinder”	Section 11.2
“LTIP”	Section 11.2
“LTIP Awards”	Section 11.2
“LTIP Shares”	Section 2.1(b)
“Management Shareholders”	Section 11.2
“Material Customers”	Section 3.21(a)
“Material Supplier”	Section 3.19(a)(i)
“Merger”	Recitals
“Merger Consideration”	Section 2.8(a)
“Merger Sub”	Preamble
“Merger Sub Shares”	Section 2.8(d)
“Merger Sub Stockholder Approval”	Recitals
“Multiemployer Plan”	Section 11.2
“Nasdaq”	Section 11.2
“Notice of Alteration”	Recitals
“OFAC”	Section 11.2
“Order”	Section 11.2
“Organizational Documents”	Section 11.2
“OSC”	Section 6.1(a)(i)
“Outside Date”	Section 8.1(b)
“Owned Intellectual Property”	Section 11.2
“Owned Real Property”	Section 3.14(a)
“Parties”	Preamble
“Patents”	Section 11.2
“Permitted Lien”	Section 11.2
“Person”	Section 11.2
“Personal Information”	Section 11.2

“PIPE Investment”	Recitals
“PIPE Investment Amount”	Section 4.25
“PIPE Investors”	Recitals
“PIPE Shares”	Section 4.25
“Privacy Laws”	Section 11.2
“Processing,” “Process” and “Processed”	Section 11.2
“Proxy Statement”	Section 6.1(a)(i)
“Proxy Statement/Prospectus”	Section 6.1(a)(i)
“PST”	Section 3.15(q)
“Registered Intellectual Property”	Section 3.17(a)
“Registration Rights Agreement”	Section 11.2
“Registration Statement”	Section 11.2
“Related Parties”	Section 11.2
“Remedies Exception”	Section 3.4
“Representatives”	Section 6.9(a)
“Restated Articles”	Recitals
“SEC”	Section 11.2
“Second Earnout Event”	Section 2.2(c)(ii)
“Second Earnout Right”	Section 11.2
“Second EBITDA Earnout Issuance”	Section 2.2(c)(i)(3)
“Second Price Target”	Section 11.2
“Securities Act”	Section 11.2
“SPAC”	Preamble
“SPAC Board Recommendation”	Section 6.1(b)
“SPAC Borrowings”	Section 6.25
“SPAC Business Combination”	Section 6.9(b)
“SPAC Change in Recommendation”	Section 6.1(b)
“SPAC Closing Statement”	Section 1.2(a)
“SPAC Disclosure Letter”	ARTICLE IV
“SPAC Financial Statements”	Section 4.7(b)
“SPAC Founder Shares”	Section 11.2
“SPAC Liabilities”	Section 11.2
“SPAC Material Adverse Effect”	Section 11.2
“SPAC Material Contracts”	Section 4.11
“SPAC Preference Shares”	Section 4.3(a)
“SPAC Private Units”	Section 11.2
“SPAC Representative Shares”	Section 11.2
“SPAC SEC Reports”	Section 4.7(a)
“SPAC Share”	Recitals
“SPAC Stockholders”	Recitals
“SPAC Stockholder Approval”	Section 11.2
“SPAC Stockholder Redemptions”	Section 1.2(a)
“SPAC Stockholders’ Meeting”	Section 6.1(b)
“SPAC Transaction Costs”	Section 11.2
“SPAC Transaction Proposals”	Section 11.2

“SPAC Units”	Section 11.2
“SPAC Warrants”	Section 11.2
“Specified Business Conduct Laws”	Section 11.2
“Stock Split”	Section 2.1
“Subscription Agreements”	Recitals
“Subsidiary”	Section 11.2
“Surviving Company”	Recitals
“Surviving Company Charter”	Section 2.6
“Takeover Laws”	Section 4.24
“Tax/Taxes”	Section 11.2
“Tax Act”	Section 11.2
“Tax Return”	Section 11.2
“Tax Sharing Agreement”	Section 11.2
“Third Earnout Event”	Section 2.2(c)(iii)
“Third Earnout Right”	Section 11.2
“Third EBITDA Earnout Issuance”	Section 2.2(c)(i)(4)
“Third Price Target”	Section 11.2
“Trade Secrets”	Section 11.2
“Trademarks”	Section 11.2
“Transaction Agreements”	Section 11.2
“Transaction Filings”	Section 6.1(a)(i)
“Transaction Litigation”	Section 6.19
“Transactions”	Section 11.2
“Transfer Taxes”	Section 6.12(a)
“Treasury Regulations”	Section 11.2
“Trust Account”	Section 4.14(a)
“Trust Agreement”	Section 4.14(a)
“TSX”	Section 6.8(c)
“Unit Separation”	Section 2.8(a)
“Unpaid SPAC Liabilities”	Section 11.2
“VWAP”	Section 11.2
“WARN”	Section 3.13(c)
“Warrant Agreement”	Section 11.2
“Willful Breach”	Section 11.2

Section 11.2 Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Adjusted EBITDA” shall mean the consolidated net income (loss) of Algoma Steel Inc. for the twelve-month period ended December 31, 2021 before amortization of property, plant, equipment and amortization of assets, finance costs, interest on pension and other post-employment benefit obligations, income taxes, reorganization costs, finance income, inventory write-downs, carbon tax, certain exceptional items, tariff expense, non-cash adjustments and write-downs, loss (gain) on commodity hedging, loss (gain) on foreign exchange and loss (gain) associated with the Company Warrants.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean any federal, state, provincial, local, municipal or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, in each case applicable to the referent Person, property, asset, Liability or circumstance.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Vancouver, British Columbia or Sault Ste. Marie, Ontario are authorized or required by Applicable Law to close.

“Canadian Securities Laws” means all applicable securities laws in each of the provinces and territories of Canada and the respective rules and regulations made thereunder together with the applicable published national and local instruments, policy statements, notices, blanket orders and rulings thereunder of the Canadian Securities Regulators.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Change of Control” shall mean any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities the Company; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of the Company or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of the Company.

“Code” shall mean the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” shall mean each material labor agreement or collective bargaining agreement (including expired collective bargaining agreements which have not been renewed) with any labor union, labor organization or works council that govern the employment of any employees of the Company or its Subsidiaries.

“Company Benefit Plan” shall mean all material employee benefit plans, programs, policies, practices, or other arrangements sponsored or maintained by the Company or any of its Subsidiaries, or to which any of the Company or its Subsidiaries is a party or bound or contributes or is obligated to contribute, or have any obligations or liability (contingent or otherwise), in which current or employees of the Company or its Subsidiaries, current or former directors of the Company or its Subsidiaries or any beneficiaries or dependents thereof participate or pursuant to which payments are made, or benefits are provided, to current or former employees of the Company or its Subsidiaries, or current or former directors of the Company or its Subsidiaries (or their spouses, dependents or beneficiaries), including any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock appreciation, phantom stock or stock unit, severance, employment, change of control, fringe benefit, welfare, supplemental unemployment benefit, pension, profit sharing, termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health, medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, policy, agreement or arrangement, other than any Multiemployer Plan or plans established pursuant to and mandated by statute.

“Company Common Shares” shall mean the common shares, without par value, of the Company.

“Company Investors” shall mean the holders of Company Parent Shares.

“Company IT Systems” shall mean all computer systems, hardware, servers, networks, data communication lines, and other information technology and telecommunications equipment and tangible assets, in each case, owned, leased, licensed, or outsourced, or otherwise used or held for use by or for any Group Company in connection with the business of the Group Companies.

“Company Material Adverse Effect” shall mean any change, event, state of facts, development or occurrence that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) has or would reasonably be expected to prevent or materially impede the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect pursuant to clause (a): (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening thereof in countries in which any of the Group Companies operate; (ii) earthquakes, hurricanes, tornados, disease, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in Applicable Law (or any interpretation thereof) after the date of this Agreement; (v) changes or proposed changes in IFRS (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States, Canada or anywhere else in the world; (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any change, event, state of facts, development or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; or (ix) any action taken by, or at the request of, SPAC; provided, however, that if a change or effect related to clauses (i), (ii), and (iv) through (vi) disproportionately adversely affects the Group Companies, taken as a whole, compared to similarly situated Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on the Group Companies, taken as a whole, relative to similarly situated Persons operating in the same industry as the Group Companies.

“Company Parent” shall mean Algoma Steel Parent S.C.A., a société en commandite par actions (SCA) incorporated under the laws of the Grand Duchy of Luxembourg and the holder of all of the issued and outstanding ordinary shares, without nominal value, of the Company Shareholder.

“Company Parent Shares” shall mean the ordinary shares, without nominal value, of Company Parent.

“Company Parent Shareholders Agreement” shall mean that certain Shareholders Agreement, dated as of November 30, 2018, by and among (a) Company Parent, (b) Algoma Steel Parent GP S.A., a société anonyme (SA) organized under the laws of the Grand Duchy of Luxembourg, (c) Algoma Steel Intermediate Parent S.à r.l., a société à responsabilité limitée (SARL) organized under the laws of the Grand Duchy of Luxembourg, (d) the Company, (e) Algoma Steel Holdings Inc., (e) Algoma Steel Intermediate Holdings Inc., a corporation organized under the laws of British Columbia, (f) Algoma Steel Inc., a corporation organized under the laws of British Columbia, and (g) the holders of the Company Parent Shares who are or become party thereto.

“Company Preferred Shares” shall mean the preferred shares, issuable in series, without par value, of the Company.

“Company Shareholder” shall mean Algoma Steel Intermediate Parent S.à r.l., a société à responsabilité limitée (SARL) organized under the laws of the Grand Duchy of Luxembourg, the holder of all of the issued and outstanding Company Common Shares.

“Company Transaction Costs” shall mean, as of any determination time, the aggregate amount of all out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the review, negotiation, preparation or execution of this Agreement or the other Transaction Agreements, the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, filing fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Agreements, in each case, whether paid or unpaid prior to the Closing; provided, that “Company Transaction Costs” shall not include any Transfer Taxes payable by the Company pursuant to Section 6.12(a).

“Company Warrants” shall mean the SPAC Warrants as of and following the Effective Time, which having been assumed by the Company shall be exercisable, in accordance with the terms of the Warrant Agreement, for Company Common Shares.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of February 3, 2021, by and between SPAC and the Company, as amended and joined from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, in writing, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Controlled Group Liability” shall mean any and all liabilities of an ERISA Affiliate (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code or (d) under similar provisions of foreign laws or regulations.

“Conversion Factor” shall mean (a) the Equity Value divided by (b) the product of (i) the aggregate number of Company Common Shares and LTIP Awards outstanding immediately prior to the Stock Split multiplied by (ii) $10.00.

“COVID-19” shall mean SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, shut down, closure, sequester or any other Applicable Law in connection with or in response to COVID-19.

“Earnout Event” shall mean each of the First Earnout Event, Second Earnout Event, Third Earnout Event and Fourth Earnout Event.

“Earnout Rights” shall mean, collectively, the First Earnout Rights, the Second Earnout Rights, the Third Earnout Rights and the Fourth Earnout Rights.

“EBC” shall mean EarlyBirdCapital, Inc.

“EBITDA Earnout Issuance” shall mean each of the First EBITDA Earnout Issuance, the Second EBITDA Earnout Issuance, the Third EBITDA Earnout Issuance and the Fourth EBITDA Earnout Issuance.

“Eligible Management Shareholder” shall mean each Management Shareholder that executes an Exchange Agreement and a Lockup Agreement Joinder prior to the Closing Date.

“Environmental Law” shall mean any and all Applicable Law relating to pollution, Hazardous Materials, the environment, natural resources, endangered or threatened species, or health and safety.

“Equity Value” shall mean an amount equal to $750,000,000.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934.

“Exchange Agreements” shall mean those certain exchange agreements among the Company and Algoma Steel Holdings Inc., on the one hand, and each Management Shareholder, on the other hand, in a form reasonably satisfactory to the Company and to be provided to the Management Shareholders by the Company following the date hereof, pursuant to which the transactions described in Section 2.1 shall be effectuated.

“First Earnout Right” shall mean a right, automatically exercisable and convertible by the holder thereof upon the First Earnout Event, for and into such number of Company Common Shares that is equal to the quotient obtained by dividing (i) the number of Company Common Shares issuable in connection with the First Earnout Event by (ii) the number of First Earnout Rights.

“First Price Target” shall mean the VWAP exceeds $12.00 per Company Common Share (as adjusted appropriately in light of any stock dividend, share capitalization, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related thereto) for 20 consecutive trading dates at any time between the Closing and the five year anniversary of the Closing.

“Founders” shall mean the holders of SPAC Founder Shares.

“Fourth Earnout Right” shall mean a right, automatically exercisable and convertible by the holder thereof upon the Fourth Earnout Event, for and into such number of Company Common Shares that is equal to the quotient obtained by dividing (i) the number of Company Common Shares issuable in connection with the Fourth Earnout Event by (ii) the number of Fourth Earnout Rights.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in the first sentence of Section 3.1 (Organization and Qualification); Section 3.3(a), (b), (c) and (d) (Capitalization); Section 3.4 (Due Authorization) and Section 3.25 (Brokers); and (b) in the case of SPAC, the representations and warranties contained in Section 4.1(a), (b) and (c) (Organization and Qualification); Section 4.3 (Capitalization); Section 4.4 ( Due Authorization); Section 4.10 (Business Activities) and Section 4.22 (Brokers).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries, which shall include SPAC following the Closing.

“Hazardous Material” shall mean any substance, material or waste that is listed, classified, defined, characterized, designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “hazardous waste,” “solid waste” or words of similar meaning or effect, including any radioactive materials, chlorinated solvents, petroleum, petroleum derivatives (or synthetic substitutes), petroleum byproducts, petroleum breakdown products, asbestos, asbestos containing materials, mold, radon, flammable substances, explosive substances, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and any other substances regulated under Environmental Law.

“IFRS” shall mean the International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Intellectual Property” shall mean all intellectual property (and rights therein and thereto) in any jurisdiction throughout the world including: (a) all inventions (whether or not patentable or reduced to practice), invention disclosures, certificates of invention, all improvements thereto, patents, utility models, industrial designs and all applications for any of the forgoing, including all provisionals, substitutions, divisionals, continuations, continuations-in-part, reissuances, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, or the like and any foreign equivalents of the foregoing (collectively, “Patents”); (b) all trademarks, service marks, certification marks, brand names, trade dress rights, logos, slogans, corporate names, business names and trade names, and other source or business identifiers, indicia of origin and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use applications or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all copyrights, copyrights works, works of authorship (whether or not copyrightable), literary works, rights in software, design rights, masked works, pictorial and graphic works, reversions and moral rights, along with all applications, registrations and any renewals and extensions thereof; (d) all internet domain names, and social media usernames, handles and accounts; (e) all trade secrets, know-how, technology, discoveries and improvements, proprietary rights, formulae, confidential information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, technical information, source code, techniques, ideas, research, data analytics, designs, drawings, specifications, procedures, processes, models, algorithms, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); and (f) data, databases and data collections.

“intentional fraud” shall mean, with respect to a party to this Agreement, an actual and willful fraud with respect to the making of the representations and warranties pursuant to ARTICLE III or ARTICLE IV (as applicable), provided, that such actual and intentional fraud of such Party shall only be deemed to exist if the Party making such representation and warranty had actual knowledge (as opposed to imputed or constructive knowledge) that such representation and warranty made by such Party pursuant to, in the case of the Company, ARTICLE III as qualified by the Company Disclosure Letter, or, in the case of SPAC, ARTICLE IV as qualified by the SPAC Disclosure Letter, was actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment, and such other Party did in fact rely on such representation or warranty and was damaged thereby.

“Investment Company Act” shall mean the Investment Company Act of 1940.

“JOBS Act” shall mean the Jumpstart Our Business Startups Act of 2012.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company or Merger Sub, the individuals listed on Schedule 11.2 of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Schedule 11.2 of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Liability” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Applicable Law, Legal Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies or used in or necessary for the conduct or operation of the business of the Group Companies, as presently conducted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Lockup Agreement Joinder” shall mean a joinder to the Lockup Agreement in a form reasonably satisfactory to the Company and to be provided to the Management Shareholders by the Company following the date hereof.

“LTIP” shall mean the Long-Term Incentive Plan adopted by Algoma Steel Holdings Inc. effective as of May 13, 2020.

“LTIP Awards” shall mean Director Units, Incentive RSUs and Incentive PSUs granted under the LTIP.

“Management Shareholders” shall mean the holders of LTIP Awards.

“Multiemployer Plan” shall mean a Company Benefit Plan that applies to or permits participation by employers that are not Affiliates of the Company, including any “multi-employer plan” as that term is defined under subsection 1(1) of the Pension Benefits Standards Act (British Columbia) or an equivalent plan under pension standards legislation of another applicable Canadian jurisdiction and any “multi-employer plan” as that term is defined in subsection 8500(1) of the Tax Act, and any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Nasdaq” shall mean The Nasdaq Capital Market.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” shall mean, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, articles, notice of articles, bylaws, articles and memorandum of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person, as applicable.

“Owned Intellectual Property” shall mean all Intellectual Property which any of the Group Companies has (or purports to have) an ownership interest.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Permitted Lien” shall mean: (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the Financial Statements or the SPAC Financial Statements, as applicable, in accordance with IFRS or GAAP, as applicable; (b) statutory and contractual Liens of landlords with respect to Leased Real Property that do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of real property, zoning, building code, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies set forth on Schedule 3.19(a)(ii) of the Company Disclosure Letter; (f) in the case of Intellectual Property, third party non-exclusive license agreements entered into in the ordinary course; (g) Liens incurred in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of, or materially detract from the value of, the assets of the Group Companies, taken as a whole.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, to the extent regulated by Privacy Laws, “personal data,” “personally identifiable information,” or all information that identifies or could be used to directly or indirectly identify an individual person.

“Privacy Laws” shall mean Applicable Law relating to privacy and the Processing of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada), the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the European Union General Data Protection Regulation, and any and all comparable provincial legislation and any other related regulations, directives and orders applicable to Personal Information or the access thereto or use or transfer thereof.

“Processing” shall mean any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process” and “Processed” shall be construed accordingly.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of January 22, 2021, by and among SPAC and the investors party thereto.

“Registration Statement” shall mean the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the shares of Company Common Shares that constitute the Merger Consideration and the Earnout Shares.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Subsidiaries, Representatives, and each of their respective successors and assigns.

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Earnout Right” shall mean a right, automatically exercisable and convertible by the holder thereof upon the Second Earnout Event, for and into such number of Company Common Shares that is equal to the quotient obtained by dividing (i) the number of Company Common Shares issuable in connection with the Second Earnout Event by (ii) the number of Second Earnout Rights.

“Second Price Target” shall mean the VWAP exceeds $15.00 per Company Common Share (as adjusted appropriately in light of any stock dividend, share capitalization, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related thereto) for 20 consecutive trading dates at any time between the Closing and the five year anniversary of the Closing.

“Securities Act” shall mean the United States Securities Act of 1933.

“SPAC Founder Shares” shall mean SPAC Shares sold by SPAC prior to its initial public offering.

“SPAC Liabilities” shall mean, as of any determination time, the aggregate amount of Liabilities of SPAC that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time, including but not limited to SPAC Borrowings. Notwithstanding the foregoing or anything to the contrary herein, SPAC Liabilities shall not include any SPAC Transaction Costs.

“SPAC Material Adverse Effect” shall mean any change, event, state of facts, development or occurrence that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of SPAC; or (b) has or would reasonably be expected to prevent or materially impede the ability of SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect pursuant to clause (a): (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening thereof in the United States; (ii) earthquakes, hurricanes, tornados, disease, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions; (iv) changes or proposed changes in Applicable Law after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; or (viii) any action taken by, or at the request of, the Company; provided, however, that if a change or effect related to clauses (i), (ii), (iii) through (vi) disproportionately adversely affects SPAC compared to similarly situated Persons, then such disproportionate impact may be taken into account in determining whether a SPAC Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on SPAC, relative to similarly situated Persons.

“SPAC Private Units” shall mean the SPAC Units sold by SPAC to the Founders and EBC in connection with SPAC’s initial public offering.

“SPAC Public Shares” shall mean the SPAC Shares sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market).

“SPAC Representative Shares” shall mean SPAC Shares issued to EBC and its designees by SPAC.

“SPAC Stockholder Approval” shall mean the vote of the holders of SPAC Shares required to approve the SPAC Transaction Proposals, as determined in accordance with Applicable Law and SPAC’s Organizational Documents.

“SPAC Transaction Costs” shall mean, as of any determination time, the aggregate amount of all out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, SPAC in connection with the negotiation, preparation or execution of this Agreement or the other Transaction Agreements, the consummation of the Transactions or the consummation of SPAC’s initial public offering, including (a) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of SPAC, (b) deferred underwriting fees, costs and expenses from SPAC’s initial public offering and (c) any other fees, filing fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any other Transaction Agreements (including the cost of the D&O Tail), in each case, whether paid or unpaid prior to the Closing.

“SPAC Transaction Proposals” shall mean (a) the adoption of this Agreement and approval of the Transactions, including the authorization of the Merger, (b) if required by Applicable Law, the approval of the material differences between the SPAC’s Organizational Documents and the Restated Articles, (c) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of SPAC to match the authorized share capital of Merger Sub) and (d) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders’ Meeting in accordance with Section 6.1(b)(iii).

“SPAC Units” shall mean equity securities of SPAC each consisting of one share of SPAC Share and one SPAC Warrant.

“SPAC Warrants” shall mean the warrants of SPAC that entitle the holders thereof to purchase SPAC Shares at an exercise price of $11.50 per share.

“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), and other Applicable Law relating to bribery or corruption; (b) all Applicable Law imposing economic or financial sanctions on any Person, including the Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Canada), all Applicable Law administered by OFAC or the Bureau of Industry and Security administered by the U.S. Department of Commerce, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union and all anti-boycott or anti-embargo laws; (c) all Applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other Applicable Law relating to money laundering.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, capital gains, capital stock, windfall profits, license, sales (including GST/HST and PST), use, estimated, occupation, VAT, ad valorem, transfer, franchise, withholding, severance, social security, payroll, recapture, net worth, employment, excise and property taxes, assessments, escheat, abandoned property, stamp, environmental, registration, governmental charges, duties, fees, levies and other similar charges, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties, surcharges, deficiency assessments, and additions imposed by a Governmental Entity with respect to any such amounts, (ii) a liability for amounts of the type described in clause (i) as a result Treasury Regulations §1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise, or (iii) any penalties or fees for failure to file or late filing of any Tax Returns.

“Tax Act” shall mean the Income Tax Act (Canada) and regulations thereto.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” shall mean any agreement or arrangement (including any provision of a Contract) primarily related to Taxes pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of, or imposed on, another Person.

“Third Earnout Right” shall mean a right, automatically exercisable and convertible by the holder thereof upon the Third Earnout Event, for and into such number of Company Common Shares that is equal to the quotient obtained by dividing (i) the number of Company Common Shares issuable in connection with the Third Earnout Event by (ii) the number of Third Earnout Rights.

“Third Price Target” shall mean the VWAP exceeds $18.00 per Company Common Share (as adjusted appropriately in light of any stock dividend, share capitalization, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related thereto) for 20 consecutive trading dates at any time between the Closing and the five year anniversary of the Closing.

“Transaction Agreements” shall mean this Agreement, the Subscription Agreements, the Confidentiality Agreement, the Restated Articles, the Notice of Alteration, the Founder Support Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement and the Transaction Agreements, including the Merger.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unpaid SPAC Liabilities” shall mean the outstanding SPAC Liabilities.

“VWAP” shall mean, with respect to a Company Common Share, the dollar-weighted average price on the Nasdaq or other primary stock exchange during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price in the over-the-counter market on the electronic bulletin board during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers as reported by OTC Markets Group Inc. If VWAP cannot be calculated on any of the foregoing bases, VWAP shall be the fair market value per Company Common Share on such date(s) as reasonably determined by a majority of the board of directors of the Company, including a majority of disinterested directors.

“Warrant Agreement” shall mean the Warrant Agreement, dated as of January 22, 2021, between Continental and SPAC.

“Willful Breach” shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party intentionally and with the knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material breach, including the failure to cause the Closing to occur when required pursuant to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

1295908 B.c. ltd.

By:	/s/ Rajat Marwah
Name:	Rajat Marwah
Title:	Chief Financial Officer

ALGOMA MERGER SUB, INC.

By:	/s/ Michael McQuade
Name:	Michael McQuade
Title:	President

LEGATO MERGER CORP.

By:	/s/ David D. Sgro
Name:	David D. Sgro
Title:	Chief Executive Officer

Exhibit A

Form of Restated Articles

Exhibit B

Form of Notice of Alteration